Exhibit 2.4

STOCK PURCHASE AGREEMENT

Dated as of

February 17, 2006

By and Among

SOUTHERN ILLINOIS CELLULAR CORP.

And

CROSSLINK WIRELESS, INC.,

EGYPTIAN COMMUNICATION SERVICES, INC.,

HAMILTON COUNTY COMMUNICATIONS, INC.,

HTC HOLDING CO.,

MJD SERVICES CORP.,

SHAWNEE COMMUNICATIONS, INC.,

AND WABASH INDEPENDENT NETWORKS, INC.

And

ALLTEL COMMUNICATIONS, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made as of the 17th day of February, 2006 by and among Alltel Communications, Inc., a Delaware corporation (“Buyer”), Southern Illinois Cellular Corp., an Illinois corporation (“SICC”) and Crosslink Wireless, Inc., an Illinois corporation (“Crosslink”), Egyptian Communication Services, Inc., an Illinois corporation (“Egyptian”), Hamilton County Communications, Inc., an Illinois corporation (“Hamilton”), HTC Holding Co., an Illinois corporation (“HTC”), MJD Services Corp., a Delaware corporation (“MJD”), Shawnee Communications, Inc., an Illinois corporation (“Shawnee”), and Wabash Independent Networks, Inc., an Illinois corporation (“Wabash”), (each a “Shareholder” and collectively the “Shareholders”). Buyer, SICC, and the Shareholders are each referred to individually as a “party” and collectively as the “parties.”

RECITALS:

A.            SICC and its Subsidiaries, all of which are listed on Schedule 2.1 hereto (the Subsidiaries”), are engaged in the business of marketing, selling and providing mobile wireless voice and data telecommunications services (including the provision of long distance telecommunications services for wireless calls) and related services (together the “Cellular Services”).

B.            The Shareholders are the record and beneficial owners of 100% of the issued and outstanding shares of capital stock of SICC (the “Shares”), and the Shares are set forth on Schedule 2.4(a) hereto.

C.            The Shareholders desire to sell, and Buyer desires to purchase, all of the Shares.

D.            This Agreement sets forth the terms, conditions and understandings of the parties with respect to Buyer’s purchase of the Shares.

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
PURCHASE OF STOCK

1.1           Purchase of Stock. Subject to the terms and conditions hereinafter set forth in this Agreement, at the Closing Buyer shall purchase and acquire all of the Shares from the Shareholders, and the Shareholders shall sell, transfer and convey all of the Shares to Buyer, free and clear of all Liens.

1.2           Purchase Price. The purchase price for the Shares shall be One Hundred Sixty Million Dollars ($160,000,000) (the “Purchase Price”), representing $11,400.07125 per share. The Purchase Price, as adjusted in accordance with Section 1.4, shall be paid to the Shareholders at the Closing by wire transfer in immediately available funds as follows: (i) Fifteen percent (15%) of the Purchase Price, as adjusted in accordance with Section 1.4 (the “Escrowed

Amount”), to the Escrow Agent to be held for a period of fifteen (15) months pursuant to the terms and conditions of an Escrow Agreement in substantially the form of attached Exhibit A; and, (ii) the remainder of the Purchase Price to an account designated by the Shareholders in writing at least one Business Day prior to the Closing.

1.3           Allocation of Purchase Price. SICC and the Shareholders represent that as part of the bidding process through which Buyer was selected to enter into this Agreement to purchase the Shares, all bidders were required to analyze and separately state the valuation to be attributed to the ownership by SICC of a 22.72% limited partnership interest in Illinois RSA 6 and 7 Limited Partnership (“RSA 6 & 7”) and Buyer acknowledges the foregoing procedure was required of Buyer. Buyer acknowledges that the amounts allocated by Buyer in its sole and arms length discretion for SICC’s interest in RSA 6 & 7 is [****](1) in cash (the “RSA 6 & 7 Value”). While the interest of SICC in RSA 6 & 7 is not being purchased directly by Buyer hereunder, such interest is being purchased indirectly through Buyer’s purchase of the Shares, and the parties hereby allocate the RSA 6 & 7 Value to the purchase of such interests.

1.4           Purchase Price Adjustments. The following adjustments shall be made to the Purchase Price.

(a)           Purchase Price Adjustment Regarding Rights of First Refusal.

(i)            SICC and the Shareholders have advised Buyer they believe that the sale of the Shares in accordance with this Agreement will trigger a First Refusal Right with regard to SICC’s ownership of its interest in RSA 6 & 7 in accordance with the provisions of the Agreement Establishing Illinois RSA 6 and 7 Limited Partnership dated October 25, 1989. If SICC’s interest in RSA 6 & 7 is purchased by exercise of this First Refusal Right in accordance with the provisions of Section 6.19, SICC and the Shareholders expect that SICC will receive gross proceeds equal to RSA 6 & 7 Value, subject however to SICC’s liability for income taxes with regard to such sale. The parties agree that if this First Refusal Right is exercised in accordance with the provisions of Section 6.19 and the sale of SICC’s interest in RSA 6 & 7 has closed and the RSA 6 & 7 Value has been distributed to the Shareholders, the Purchase Price shall be adjusted to be reduced by an amount equal to the sum of (x) the RSA 6 & 7 Value, plus (y) any federal, state and local tax liability of SICC (on a consolidated basis) resulting from, and solely from such sale (the “RSA 6 & 7 Tax Liability”). The projected amount of the RSA 6 & 7 Tax Liability shall be estimated in writing by SICC’s independent accounting firm within fifteen (15) days of written request from SICC (and in no event later than 15 business days prior to the Closing), and shall be provided to SICC, the Shareholders and Buyer for their review and approval. The estimated RSA 6 & 7 Tax Liability shall be subject to review and approval of the Buyer and dispute resolution in accordance with the procedures applicable to the Initial Working Capital as set forth in Section 1.4(b)(iii), even though neither the proceeds of any sale of RSA 6 & 7 nor the RSA 6 & 7 Tax Liability shall be included in determining Working Capital.

(1) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(ii)           In the event the First Refusal Right with respect to SICC’s interest in RSA 6 & 7 has not been exercised or has been exercised but the closing of the sale of SICC’s interest in RSA 6 & 7 has not yet occurred by the Closing Date, there shall be no adjustment to the Purchase Price with respect to the RSA 6 & 7 Value and the gross proceeds of the sale of SICC’s interest in RSA 6 & 7 shall be retained by SICC for the benefit of Buyer.

(b)           Purchase Price Adjustment Regarding Working Capital.

(i)            The Purchase Price shall be adjusted on a dollar for dollar basis upward or downward to the extent the Working Capital at Closing is different than [****](2) as set forth in Schedule 1.4(b).

(ii)           For the purposes of this Section 1.4, the Working Capital amount to be used for this adjustment shall be calculated as of the Effective Time as the current assets of SICC and its Subsidiaries, including Southern Illinois RSA Partnership (“SIRP”), less the current liabilities of SICC and its Subsidiaries, including SIRP, with all amounts determined on a consolidated basis in accordance with GAAP and consistent with SICC’s historical accounting practices and methodologies, and disregarding any actions that may have been taken by Buyer from and after the time the Closing actually occurred, if such time is before the Effective Time, except for the method of calculating estimates for reserves for uncollectible subscriber accounts receivable, obsolete inventories and accruals for contingent liabilities regarding litigation which will follow the methodologies described in notes (B), (C) and (H) to Schedule 1.4(b). In determining Working Capital: (A) current liabilities and current assets shall be adjusted to exclude the amounts attributable to the following items, but only to the extent such amounts are deducted from the calculation of the Purchase Price in accordance with other provisions of Section 1.4: (i) amounts related to any Indebtedness, including Indebtedness of CoBank, ACB (“CoBank”), outstanding and accrued interest, prepayment and/or loan commitment fees thereto, (ii) amounts related to Employment Related Payments (as defined in Section  1.4(d)) and any accrued severance or retention bonus payments pursuant to Section 6.25, and (iii) fees payable or deferred expenses related to Daniels & Associates L.P. and other transaction expenses of the Shareholders consistent with Section 1.4(e); (B) current liabilities shall also exclude the RSA 6 & 7 Tax Liability; (C) current liabilities and current assets shall exclude amounts related to accrued, prepaid or deferred Federal or state income taxes; and, (D) current assets shall exclude accounts receivable for outcollect roaming revenue. For purposes of clarification, current liabilities shall include any liability or obligation, other than items referred to above in 1.4(b)(ii)(A)(ii), relating to or arising under any employee benefit or compensation plan, agreement, arrangement, or program accrued through, or attributable to any period prior to, the Closing Date, as well as accrued wages and workers’ compensation, vacation, including vacation carryover, if applicable, and sick days/short term disability benefits accrued through, or attributable to, any period prior to the Closing Date.

(2) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(iii)          In order to effect the adjustment for Working Capital at the Closing, SICC and the Shareholders shall estimate in good faith the initial Purchase Price adjustment for Working Capital using the then most recent month-end financial statements, and shall deliver not less than seven (7) business days prior to the Closing Date a written statement to Buyer (with appropriate supporting document for the details of the calculation) of its estimate of: (a) Working Capital; (b) the RSA 6 & 7 Tax Liability; (c) all amounts to be deducted from the purchase price for Indebtedness, Employment Related Payments and transaction expenses to be deducted from the Purchase Price pursuant to Section 1.4; and, (d) the portion of the Purchase Price to be paid by the Buyer at Closing after reflecting all adjustments contemplated by this Agreement. SICC and the Shareholders shall cooperate with Buyer to provide Buyer with a reasonable opportunity to review and comment upon the pre-closing estimates of SICC and the Shareholders. SICC and the Shareholders shall provide Buyer and its authorized representatives reasonable access to all books, records and employees of SICC and its Affiliates having relevant information concerning the estimated amounts that will adjust the Purchase Price in accordance with Section 1.4. Within five (5) business days after receipt of the written statement of SICC and the Shareholders, Buyer shall, in a written notice to SICC, either accept SICC’s and the Shareholders’ calculations or provide a written notice containing Buyer’s good faith calculation of the amounts reflected in the written statement and describing any objections to the Shareholder’s calculation with particularity. If Buyer does not provide such written notice with the 5 business day timeframe, the amounts shown on the written statement from SICC and the Shareholders shall be utilized. If Buyer notifies SICC of its revised calculation in accordance with this Section, Buyer, SICC and the Shareholders shall attempt to resolve their differences through representatives who are duly authorized to negotiate with respect to all differences, and any resolution by them as to disputed amounts shall be in writing. If the parties are not able to resolve their differences prior to the Closing Date, the parties shall use the arithmetic mean of the two calculations of such amounts for the purposes of calculating the amount to be paid at Closing to the Shareholders pursuant to Section 1.2. The amount of Working Capital determined prior to Closing in accordance with this Section shall be referred to as the “Initial Working Capital Adjustment Amount.”  The parties shall use the Initial Working Capital Adjustment Amount for comparison to the December 31, 2005 Working Capital amount specified in Section 1.4(b)(i) to determine the amount of the Working Capital adjustment to be made to the Purchase Price at the Closing.

(iv)          As promptly as practicable after the Closing Date, but in no event later than forty-five (45) days after the Closing Date, the Buyer shall prepare and deliver to the Shareholders a written statement (with appropriate supporting documentation) (collectively, the “Closing Date Statement”) of the final Working Capital amount calculated in accordance with this Agreement. Within fifteen (15) business days of receipt of the Closing Date Statement, the Shareholders shall, in a written notice to Buyer, either accept the Closing Date Statement or Dispute the same, in the manner described in Section 1.5, and provide a description of any objections with reasonable particularity. If Buyer shall not have received a written notice of Dispute from the Shareholders to the proposed adjustments within this 15 business day period, the Shareholders will be deemed irrevocably to have accepted such Closing Date Statement.

In addition, any item included in the Closing Date Statement that is not Disputed by the Shareholders with reasonable particularity shall be deemed to have been irrevocably accepted by the Shareholders (“Resolved Items”) and any amounts included within such item shall be deemed to be final, binding and conclusive. If the Shareholders notifies Buyer of its Dispute of the Closing Date Statement in accordance with this Section, the parties shall, within ten (10) calendar days (or such longer period as the parties may mutually agree) following such notice (the “Resolution Period”), attempt through representatives who are duly authorized to negotiate with respect to all outstanding differences to resolve their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive. Any amounts remaining in dispute at the end of the Resolution Period (the “Unresolved Items”) shall be resolved pursuant to Section 12.11; provided, however, that for the purposes of any such dispute the arbitrators to be selected shall also be certified public accountants duly licensed and practicing in the State of Illinois. The final Working Capital amount determined as of the Effective Time in accordance with the foregoing post-closing procedures is referred to as the “Final Working Capital Adjustment Amount.”  If the Final Working Capital Adjustment Amount less the Initial Working Capital Adjustment Amount is a positive amount, then, within ten (10) business days after such final determination, Buyer shall pay to the Shareholders such amount in immediately available funds in the same manner as provided in Section 1.2(b)(ii). If the Final Working Capital Adjustment Amount less the Initial Working Capital Adjustment Amount is a negative amount, then, within ten (10) business days after such final determination, the Shareholders shall pay to Buyer such amount in immediately available funds to an account designated by Buyer.

(c)           Purchase Price Adjustment Regarding Indebtedness Repayment. In the event any amounts are owed by SICC or any of its Subsidiaries to a third party for Indebtedness on the Closing Date, the Purchase Price shall be adjusted at the Closing to be reduced by the total amount of all principal then outstanding and owed to the holder of such Indebtedness and any interest, prepayment and/or loan commitment fees or other amounts accrued thereon through the Effective Time. The Buyer shall pay the amount of the Purchase Price adjustment required for this purpose to the holder of such Indebtedness at the Closing in immediately available funds upon Buyer’s receipt of a pay-off letter from the payee in form reasonably satisfactory to Buyer.

(d)           Purchase Price Adjustment Regarding Certain Employment Related Payments. The Purchase Price shall be adjusted at the Closing to be reduced by an amount equal to the total of: (i) the deferred compensation to be paid to Terry Addington pursuant to the Deferred Compensation Agreement dated November 10, 1998, as amended through the date hereof (the “Deferred Compensation”); and (ii) with respect to Terry Addington, Michael Beehn, Michael Jaksich, Dale Lewis and Tania Seger, an amount equal to the retention bonus to be paid to each of them pursuant to the provisions of Section 1(A) of the document titled “Agreement” entered into with Terry Addington on October 19, 2005 and with each of the other individuals listed above on October 20, 2005, as such agreements are in effect on the date hereof (collectively, the “Executive Retention Bonus” and collectively with the Deferred Compensation, the “Employment Related Payments”). The Buyer shall pay the amount of the Purchase Price adjustment required for this purpose to such individuals at the Closing in immediately available funds upon Buyer’s receipt of a release from the payee in form reasonably satisfactory to Buyer.

For purposes of clarification, no adjustment shall be made to the Purchase Price for amounts paid pursuant to Section 6.25.

(e)           Purchase Price Adjustment Regarding Daniels & Associates, L.P. and Other Shareholder Expenses. The Purchase Price shall be adjusted at the Closing to be reduced by: (i) an amount equal to the payment due Daniels & Associates, L.P. (“Daniels”) with regard to this transaction pursuant to the engagement agreement dated July 12, 2005; and, (ii) other unpaid expenses of the Shareholders, to the extent that SICC is responsible for such expenses, directly related to the negotiation, execution and closing of the transaction contemplated by this Agreement; with amounts of the Purchase Price adjustments required for this purpose with respect to any such amounts unpaid as of the Closing Date to be paid by Buyer to Daniels and such other parties at the Closing in immediately available funds.

1.5           Shareholder Communications and Actions.

(a)           Appointment. Each Shareholder hereby irrevocably constitutes and appoints George Rawlinson, of Crosslink Wireless, Inc., as the true and lawful agent and attorney-in-fact (the “Shareholder Representative”) with the powers set forth in this Agreement. If George Rawlinson is unwilling or unable to serve as Shareholder Representative, each Shareholder hereby irrevocably constitutes and appoints Kevin Jacobsen, of Egyptian Communication Services, Inc., as the successor Shareholder Representative. If Kevin Jacobsen is unwilling or unable to serve as Shareholder Representative, each Shareholder hereby irrevocably constitutes and appoints H.R. Gentsch, of HTC Holding Co., as the successor Shareholder Representative. If H.R. Gentsch is unwilling or unable to serve as Shareholder Representative, a successor Shareholder Representative shall be appointed by a plurality of the Shareholders, with each such Person voting based on the number of Shares held immediately prior to the Effective Time. The absence of a Shareholder Representative, due to resignation or any other reason whatsoever, shall not impair or prejudice any right or remedy Buyer may have at law or equity or under the terms of this Agreement.

(b)           Communications and Actions. Buyer shall be entitled to rely upon any communication or writings given by or to, or executed by the Shareholder Representative. All notices to be sent to any Shareholder pursuant to this Agreement or any other agreement contemplated hereby or delivered in connection herewith shall be addressed to the Shareholder Representative and copies thereof shall be simultaneously sent to all Shareholders, provided that the notice so sent or delivered to the Shareholder Representative shall be deemed proper and sufficient notice to each Shareholder hereunder without regard to whether the notices sent to the other Shareholders are actually sent or received. Each Shareholder hereby consents and agrees that the Shareholder Representative is authorized to accept and deliver notice on behalf of such Shareholder pursuant hereto and pursuant to all other agreements contemplated hereby or delivered in connection herewith and to deliver waivers and consents on behalf of each Shareholder. All such notices, when delivered by the Buyer or its agent to the Shareholder Representative, as applicable, shall be binding on all of the Shareholders. Delivery of notice by the Shareholder Representative to the Buyer shall constitute delivery of notice to the Buyer by all the Shareholders.

(c)           Any claim made by Buyer after Closing, whether against the Escrowed Amount or otherwise under this Agreement, may be disputed or contested by the Shareholders only if at least four (4) Shareholders agree to make such dispute or contest such matter in a writing (“Dispute”) delivered to Buyer and/or the Escrow Agent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SICC
AND THE SHAREHOLDERS

SICC and the Shareholders hereby jointly and severally represent and warrant to Buyer that the statements contained in this Article II are true and correct, except as set forth in the accompanying disclosure schedules:

2.1           Organization. Schedule 2.1 sets forth a complete list of the following information pertaining to SICC and the Subsidiaries: (a) its name and jurisdiction of formation; (b) jurisdiction(s) where each entity is qualified to do business as a foreign entity; (c) its entire authorized capital stock or equity interests, its entire issued and outstanding capital stock or equity interests, and a true, accurate and complete equity holder’s list for each Cellular Entity together with percentage ownership in the case of SICC’s ownership interest in each of the Subsidiaries, and, in the case of SICC’s shareholders, the number of Shares held by each Shareholder. Each of SICC and the Subsidiaries (d) is duly organized, validly existing and in good standing under the laws of its state of formation, (e) is qualified to do business in each jurisdiction in which such qualification is required, except where failure to so qualify would not reasonably be expected to have a material adverse effect on it, and (f) has all required power and authority to own or lease its property and assets and to carry on its business as presently conducted. The Shareholders have delivered to Buyer prior to the date hereof true, correct and complete copies of SICC’s and the Subsidiaries’ Articles of Incorporation and Bylaws or other organizational documents (including any amendments, modifications, supplements or modifications thereto and waivers in effect thereunder). Neither SICC nor any Subsidiary is in violation of any term of its Articles of Incorporation or its Bylaws, and the Articles of Incorporation and Bylaws of SICC and its Subsidiaries are valid, binding and in full force and effect.

2.2           Power and Authority. Subject to the receipt of required Consents: (a) SICC has all required corporate power and authority to enter into and perform this Agreement and the Related Agreements and the transactions contemplated hereby and thereby; and, (b) each Shareholder has all required authority to enter into and perform this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

2.3           Authorization; No Contravention.

(a)           The execution and delivery of, and performance by SICC and the Shareholders of their respective obligations under this Agreement and the Related Agreements have been duly authorized by all required action other than any required Consents. Each of this Agreement and the Related Documents constitute a legal, valid and binding obligation of SICC and each Shareholder, as applicable, enforceable against each of them in accordance with its applicable terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and limitations on the availability of equitable remedies.

(b)           Except as listed on Schedule 2.3, SICC’s and each Shareholder’s execution and delivery of this Agreement and the Related Agreements and the other agreements contemplated hereby and thereby, and the respective performance of each of them under such agreements and the transactions contemplated hereby and thereby, will not: (i) violate, conflict with or result in: (1) any breach or default (with or without notice or lapse of time or both) or give rise to any right of termination, modification, cancellation, prepayment, or acceleration of any obligation or to the loss of a material benefit under any contract, instrument, agreement, indenture, obligation or commitment (including all contracts, agreement or instruments required to be scheduled on Schedules 2.13,  2.16, 2.17 or 2.20) to which any of SICC, the Subsidiaries or any Shareholder is a party or by which its or his assets are bound; (2) conflict with or result in a violation under any provision of the Articles of Incorporation or Bylaws of SICC or its Subsidiaries; (3) the creation of any Lien, charge or encumbrance of any nature upon any of the properties or assets of any of SICC or its Subsidiaries, or (4) a First Refusal Right ; (ii) violate or result in a material violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation, franchise, license or rule, or any decree, judgment or order of, or any restriction imposed by, any court or Governmental Authority upon any of the properties or assets of SICC or its Subsidiaries; or (iii) require any notice to, filing with, or consent or approval of any Governmental Authority or other third party.

(c)           No appraisal, dissenter’s or similar rights (whether existing by contract, statute or otherwise) apply to this Agreement or the Related Agreements, and the respective performance of the parties under such agreements and the transactions contemplated thereby, or to the extent any such appraisal, dissenter’s or similar rights may exist or apply with respect this Agreement and the other Related Agreements contemplated hereby, and the respective performance of each of the parties under such agreements and the transactions contemplated hereby, the Shareholders have irrevocably waived and extinguished such rights.

2.4           Capitalization; Stockholders.

(a)           The authorized capital stock, and all of the issued and outstanding shares of capital stock, of SICC are set forth on Schedule 2.4(a) hereof, and except as set forth on such schedule there is no other class of equity interest in SICC issued and outstanding or reserved for issuance. The Shares represent 100% of the issued and outstanding shares of capital stock of SICC. Other than as described in Schedule 2.4(a), there are no outstanding warrants, options, preemptive, conversion or other rights to purchase or acquire any of such shares, nor any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities. Except as set forth on Schedule 2.4(a), there are no voting trusts or other agreements or understandings with respect to the voting or disposition of any of the Shares, and neither SICC nor any Shareholder has Knowledge of any First Refusal Rights or other restrictions on the transfer of the Shares other than those arising from federal and state securities laws or under this Agreement.

(b)           All of the outstanding shares of SICC capital stock have been duly authorized and validly issued in accordance with all applicable federal and state securities laws, not in violation of preemptive or other similar rights of any shareholder, and are fully paid and non-assessable. Except as set forth on Schedule 2.4(b), each Shareholder identified on Schedule 2.4(a) as the holder of any Shares is the sole record and beneficial owner of such Shares free and clear of any Liens, such Shareholder has good, valid and marketable title to such Shares, and all such Shares are duly authorized, validly issued and fully paid. Upon delivery of the certificates representing the Shares at the Closing and delivery of the consideration therefor as provided for by this Agreement, Buyer will acquire good, valid and marketable title to the Shares, free and clear of all Liens.

2.5           Subsidiaries and Affiliates. (a)           Except for the Cellular Entities set forth on Schedule 2.5(a), SICC has no other Subsidiaries or Affiliates nor does it have any investments in, or loans or advances to, any other corporation, Subsidiary, trust, partnership or business entity, nor is it a party to any joint venture. The Cellular Interests identified on Schedule 2.5(a) represent the entire right, title and interest of SICC and its Affiliates in and to the Cellular Entities. Except as set forth on Schedule 2.5(a), SICC (or its applicable Affiliate that owns a Cellular Interest as set forth on Schedule 2.5(a) as the holder of any Cellular Interests) is the sole record and beneficial owner of such Cellular Interests free and clear of any Liens, such entity has good, valid and marketable title to such Cellular Interests, and all such Cellular Interests are duly authorized, validly issued and fully paid. Upon delivery of the certificates representing the Shares at the Closing and delivery of the consideration therefor as provided for by this Agreement, Buyer will acquire the indirect ownership of the Cellular Interests as shown on Schedule 2.5(a), free and clear of all Liens.

(b)           Except as set forth on Schedule 2.5(b), SICC and its Affiliates hold 100% of all Cellular Interests of all Cellular Entities. Schedule 2.5(b) lists, with respect to each Person that has any interest in any of the Cellular Entities that are not 100% owned by SICC and its Affiliates: (i) its name; (ii) its jurisdiction of incorporation or organization; (iii) its entire authorized capital stock or other equity or similar interests; (iv) the Cellular Interests held by SICC or its Affiliates; and, (v) to the Knowledge of the Shareholders, all other issued and outstanding capital stock or other equity or similar interests, including all Third-Party Interests, the name of each record and beneficial holder of the Cellular Interests and its other capital stock or other equity or similar interests, including the Third-Party Interests; (vi) the percentage interest of SICC or its Affiliate in RSA 6 & 7 and, to the Knowledge of the Shareholders, each other record and beneficial owner; and, (vii) the current capital contribution account balance (or account balance for any equity or other similar interests) of SICC or its applicable Affiliate with respect to its Cellular Interest and, to the Knowledge of the Shareholder, each Third Party Interest. SICC (or its applicable Affiliate that owns a Cellular Interest set forth on Schedule 2.5(b)) has rights of participation (as represented by the percentage interest set forth on Schedule 2.5(a)) with any owners of Third-Party Interests in the earnings, profits, losses and distributions of RSA 6 & 7 as specified in the Agreement Establishing Illinois RSA 6 & 7 Limited Partnership dated October 25, 1989, a true and complete copy of which has been delivered to Buyer prior to the date hereof.

(c)           Except as set forth on Schedule 2.5(c), neither SICC, its Subsidiaries nor any Shareholder have received notice of any exercise or intention to exercise any First Refusal Rights, or any tag along, put or other similar rights with respect to any Cellular Interests or Third-Party Interests.

2.6           Financial Statements. (a)     SICC has previously delivered to Buyer true, correct and complete copies of the audited statements of operations, cash flow and stockholders’ equity and the related balance sheets of SICC and its Subsidiaries (on a consolidated basis) as of and for the fiscal years ended December 31, 2003 and December 31, 2004 (the “Audited Statements”) and the unaudited statements of operations, cash flow and stockholders’ equity and the related balance sheets of SICC and its Subsidiaries (on a consolidated basis) as of and for the twelve months ended December 31, 2005 (the “Unaudited Statements,” and collectively with the Audited Statements, the “SICC Financial Statements”).

(b)           The SICC Financial Statements (including related notes and schedules) have been prepared from the books and records of SICC and its Subsidiaries and the Audited Statements have been prepared in accordance with GAAP applied on a consistent basis. The Unaudited Statements have been prepared in accordance with GAAP except for (i) normal year-end adjustments and (ii) any other adjustments noted therein. Except as set forth in the SICC Financial Statements or Schedule 2.6(b) to this Agreement, SICC and the Subsidiaries do not have (i) any material contingent obligations, liabilities or material forward or long-term commitments or (ii) any Indebtedness other than liabilities that would be properly classified as current liabilities in accordance with GAAP applied on a consistent basis. The SICC Financial Statements (i) have been prepared to the extent required, in accordance with the rules and regulations of the FCC, (ii) fairly present the financial condition of SICC and the Subsidiaries as of the dates thereof, except as set forth in the notes thereto and subject to normal year-end adjustments consistent with past practice, and (iii) are true and correct as of the respective dates thereof in all material respects. The Shareholders have no Knowledge that the SICC Financial Statements are not true and correct in all material respects as of the respective dates thereof. Since December 31, 2002, SICC has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, any Governmental Authority rule or policy or application of law.

(c)           Except as otherwise specifically disclosed on Schedule 2.6(b) or 2.18 or in the SICC Financial Statements, neither SICC nor any Subsidiary has any accrued or contingent liability or liabilities arising out of any transaction or state of facts existing prior to the date hereof.

2.7           Business; Franchises and Regulations. (a)     SICC and each of the Subsidiaries has ownership of and/or other good right to use (i) all franchises, permits, registrations, licenses and other authorizations required by applicable law or regulation (the “Franchises”), and (ii) all United States and foreign issued patents, patent rights, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, copyrights, software, trade dress, customer lists, processes, products, technologies, discoveries, trade secrets, copyrightable work, apparatus, licenses, confidential marketing and customer information, confidential financial information, inventions (whether or not patentable), and know-how (the “Intellectual Property”) used in their respective businesses as presently conducted or required or necessary to permit SICC and each of the Subsidiaries to own their respective properties and to conduct their respective businesses as presently conducted. To the Knowledge of SICC and each Shareholder, the use of the Intellectual Property by SICC and its Subsidiaries does not interfere with, infringe upon, misappropriate or otherwise come into conflict with any patent, trademark, service mark, trade name, copyright, brand name, logo, symbol or other intellectual property or proprietary information of any other Person, and to the Knowledge of SICC and each Shareholder, no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Intellectual Property of SICC or its Subsidiaries.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the validity or value of any Intellectual Property: (i) no Person or entity has given notice to SICC or its Subsidiaries, nor does SICC, its Subsidiaries or any Shareholder have Knowledge of any reasonable basis to believe, that the use of any Intellectual Property that is necessary and material to the day-to-day operation of SICC or its Subsidiaries (“Material Intellectual Property”) by SICC or its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that SICC or its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; and, (ii) the execution, delivery and performance of this Agreement and the Related Agreements by SICC and the Shareholders and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Buyer to make, use, sell license or dispose of, or to bring any action for the infringement of, any Material Intellectual Property.

(c)           From and after Closing, SICC and its Subsidiaries will have the right to use all of the Intellectual Property and Material Intellectual Property.

(d)           Schedule 2.7 sets forth all of the Franchises, including the issuer and termination or expiration date of each. To the Knowledge of SICC and each Shareholder, each of the Franchises was duly and validly issued by the issuer thereof in accordance with procedures that complied with all then-existing requirements of applicable law. Each of the Franchises held by SICC and each of the Subsidiaries is in full force and effect, free of all Liens, except Permitted Liens, and is not subject to any restrictions or conditions which, individually or in the aggregate, would materially impair the ability of SICC or any of the Subsidiaries to own their respective properties or to carry on their respective businesses as presently conducted, and SICC and each of the Subsidiaries is in material compliance with the terms thereof with no conflict with the valid rights of others that could materially affect or impair in any manner the business, assets or condition, financial or otherwise, of SICC or any of the Subsidiaries. To the Knowledge of SICC and each Shareholder, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any of the Franchises. No proceedings to revoke, refuse, renew, modify or restrict the Franchises are pending or, to the Knowledge of SICC and each Shareholder, Threatened. SICC and each of the Subsidiaries has timely and properly made all filings and reports required by the FCC, the ICC, the FAA and all other regulatory entities having jurisdiction over them.

2.8           FCC Licenses.

(a)           Schedule 2.8 correctly sets forth all of the FCC Licenses held by SICC and each Subsidiary and the expiration or termination date of each such FCC License. SICC and its Subsidiaries are the exclusive holders of, and have good, valid and marketable title, free and clear of all Liens, to the FCC License(s) set forth opposite their names on Schedule 2.8. No Person other than SICC and its Subsidiaries has any right, title or interest (legal or beneficial) in or to the FCC License(s) set forth opposite their names on Schedule 2.8. No Person other than SICC and its Subsidiaries is licensed to use, or otherwise has a right to use, the FCC Licenses held by SICC and its Subsidiaries. SICC and each of the Subsidiaries hold all required FCC Licenses in accordance with applicable law or regulation that are used in any of their businesses as presently conducted. Each FCC License was duly and validly issued to SICC or the respective Subsidiary in accordance with procedures that complied with all requirements of applicable law. Each FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to the Knowledge of SICC and each Shareholder, any Threatened cancellation or termination in connection therewith. Except as provided in the FCC’s rules and regulations, none of the FCC Licenses are subject to any restrictions or conditions that limit the operations of such license (other than restrictions or conditions generally applicable to licenses of that type). No proceedings (i)  to revoke, refuse to renew, modify , restrict or otherwise challenge the validity of the FCC Licenses or (ii) that would reasonably be expected to result in (A) the revocation, cancellation, forfeiture (other than a monetary payment), non-renewal, suspension, modification or amendment of any of the FCC Licenses, or (B) the payment of a fine, sanction, penalty, damages or contribution in connection with the use of any of the FCC Licenses by SICC or its Subsidiaries are pending or, to the Knowledge of SICC or any Shareholder, Threatened. Neither SICC nor any Shareholder has any Knowledge that any of the FCC Licenses (i) could be revoked, canceled or suspended, and (ii) would not be renewed or extended in the ordinary course of business. None of SICC, its Subsidiaries, or the Shareholders has entered into any obligation, agreement, arrangement or understanding to transfer the FCC Licenses or that would adversely affect Buyer’s ownership or use of the FCC Licenses after Closing.

(b)           Schedule 2.8 sets forth and describes all applications in respect of the FCC Licenses filed by SICC or any Subsidiary with a Governmental Authority that are currently pending; the information contained in each such application is true and complete in all material respects. Except as set forth in Schedule 2.8, all Interference Consents with respect to the FCC Licenses are terminable by either party thereto with no more than 60 calendar days’ advance notice. SICC will deliver to Buyer, within ten business days after the execution of this Agreement by both parties, a copy of all known Interference Consents with respect to the FCC Licenses.

2.9           Overbillings; Refunds. Except as reflected on the SICC Financial Statements or as set forth on Schedule 2.9, neither SICC nor any Subsidiary has any liabilities for any customer overbillings or prospective refunds of overearnings.

2.10         Capital Improvements Required by Authorities. Neither SICC nor any Subsidiary is required by any federal, state or local regulatory body to make any changes, upgrades or enhancements with respect to their physical plant or network and, except for possible future CALEA requirements, none of them has Knowledge that any such changes, upgrades or enhancements will be so required in the foreseeable future.

2.11         Compliance with Law. (a)    Except as set forth on Schedule 2.11(a), SICC and the Subsidiaries have been and each of them is in material compliance with all applicable statutes, laws, ordinances, and regulations (including, rules, regulations and orders regarding implementation of CALEA, E 911 (Phase I and II), number portability, telephone service for the hearing impaired and other laws and FCC regulations) applicable to their respective assets (including cell sites and cell towers), businesses or operations. SICC and its Subsidiaries have complied in all material respects with the terms and conditions of the FCC Licenses, except in any such case where such conflict, default, violation or noncompliance affects the wireless industry generally. SICC and each of the Subsidiaries has all permits, licenses, registrations, franchises and other authorizations from, and have made all necessary filings with, all governmental agencies, required to conduct their businesses as now being conducted or as currently contemplated to be conducted.

(b)           Except as set forth on Schedule 2.11(b), neither SICC nor its Subsidiaries has received any request from any PSAP or Governmental Authority with jurisdiction or control over a PSAP, requesting the provision of Phase II E-911 services in its service area. Neither SICC nor its Subsidiaries has received written notice of any formal or informal complaint or order filed against it alleging any material non-compliance by it with respect to any laws or regulations relating to Phase II E-911 services in its service area.

2.12         Absence of Certain Developments. Except as set forth in Schedule 2.12, since December 31, 2004, SICC and its Subsidiaries have conducted their respective businesses and operations in the ordinary and usual course consistent with past practice and there have been no (a) material adverse change in the assets, liabilities, properties, business prospects, financial condition or results of operations of SICC or any Subsidiary (including the commencement against SICC or any Subsidiary of any proceeding by any regulatory authority, other than those affecting the Cellular Services industry generally or the Cellular Services industry in Illinois generally), (b) loan by SICC or any Subsidiary to any officer, director, employee or stockholder thereof, nor any agreement or commitment therefor, (c) increase, whether direct or indirect, in the compensation paid or payable to any officer, director, employee, Person or entity performing services as an independent contractor, consultant or agent of SICC or any Subsidiary except in the ordinary course of business, (d) loss, destruction or damage to any property of SICC or any Subsidiary, whether or not insured, in excess of $25,000 in the aggregate, (e) incidents of significant labor difficulty of any nature involving SICC or any Subsidiary, and no material change in the personnel of SICC or any Subsidiary or the terms and conditions of any employment contracts or independent contractor or consulting agreements to which any of them are parties, (f) acquisition or disposition of any assets (or any contract or arrangement therefor) nor any other transaction by SICC or any Subsidiary other than in the ordinary course of business, (g) creation, incurrence, guarantee or assumption of any Indebtedness by SICC or any Subsidiary (other than pursuant to existing credit facilities), (h) change in accounting methods or practices by SICC or any Subsidiary affecting their respective assets, liabilities or business, (i) revaluation by SICC or any Subsidiary of any assets, including without limitation, writing off notes or accounts receivable or obsolete inventory or the acceleration of its practices for the collection of receivables, except in the ordinary course of business consistent with past practices, (j) mortgage, pledge or other encumbrance of any material assets of SICC or any Subsidiary, (k) increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, other than in the ordinary course of business, and (l) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business. For the purposes of Section 2.12(a), changes shall not be material unless the aggregate value thereof exceeds $250,000; and, provided further that neither (x) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that generally adversely affect the local, regional or national market for Cellular Services or that generally adversely affect companies engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), (y) any effects of competition resulting from the offering of personal communication services or other wireless telecommunications services, nor [****](3) will constitute a material adverse change.

2.13         Title to Properties.

(a)           SICC and each of the Subsidiaries have good, valid and marketable title to, or in the case of leased property, good, valid and marketable leasehold interests in, all of their properties and assets, free and clear of all Liens except Permitted Liens; provided, however, that title to the FCC Licenses shall be as stated in Section 2.8(a) above. No Person other than SICC or a Subsidiary owns any interest in any of such properties and assets, except with respect to the leased property disclosed on Schedule 2.13, and all such properties and assets are in the possession and subject to the control of SICC or its applicable Subsidiary.

(b)           All owned or leased real property of SICC and each of the Subsidiaries is listed on Schedule 2.13. Schedule 2.13 sets forth the address of each parcel of leased real property, and a true and complete list of all leases for each such leased real property (including the date and name of the parties to such lease document). A true and complete copy of each lease to which SICC or a Subsidiary is a party has been made available to Buyer. Except as set forth on Schedule 2.13, each such lease is in full force and effect and affords SICC and the respective Subsidiary peaceful and undisturbed possession of the subject matter of such lease. No default or event of default on the part of SICC, any Subsidiary, or, to the Knowledge of any Shareholder, on the part of the lessor exists under any lease. Neither SICC nor any of the Subsidiaries, nor any Shareholder has received any notice of default under any such lease, nor do SICC, any of the Subsidiaries or the Shareholders have Knowledge that the owner of any leased property intends to terminate such lease, and, no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease. SICC and each Subsidiary holds all material easements, rights-of-way and other rights necessary to own, operate and maintain its respective properties and, to SICC’s and each Shareholder’s Knowledge, is not in breach of, or default under, any such easement, right-of-way or other right and there are no materially burdensome limitations or obligations on SICC or any Subsidiary under any such easement, right-of-way or other right.

(3) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(c)           Neither SICC nor any Subsidiary is in material violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor have any of them received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be materially adverse. All real property occupied pursuant to leases, and substantially all tangible personal property owned or leased by SICC and the Subsidiaries required for the purpose of carrying on its business and operations, is in good operating condition and repair, reasonable wear and tear excepted, and no material portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been repaired and restored to the extent necessary or useful in the continued operation of its business.

2.14         Condition of Assets. All assets used by SICC and the Subsidiaries are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently utilized.

2.15         Tax Matters.

(a)           Each of SICC and its Subsidiaries has timely filed all Tax reports and returns that it was required to file. All such reports and returns are correct and complete in all material respects. All Taxes owed by SICC and its Subsidiaries, whether or not shown on any Tax return, have been paid and there is an adequate accrual on SICC’s financial statements for all Taxes not yet due. Neither SICC nor any Subsidiary currently is the beneficiary of any extension of time within which to file any report or return. In the last six (6) years no claim has been made by a Taxing Authority in a jurisdiction where SICC or any Subsidiary does not file reports and returns that it is or may be subject to taxation by that jurisdiction. Other than Liens for real estate taxes that are not delinquent, there are no Liens for Taxes on any of the assets of SICC or any Subsidiary. Notwithstanding anything in this paragraph to the contrary, the parties acknowledge that SICC and its Subsidiaries intend to file their federal consolidated income Tax return for 2005 under an extension of time if granted by the IRS.

(b)           Each of SICC and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

(c)           Neither SICC, any Subsidiary, any Shareholder, nor any officer or employee of SICC or any Subsidiary responsible for Tax matters has Knowledge or has any reasonable basis to believe that any Taxing Authority will assess any additional Taxes for any period for which returns have been filed. There is no dispute or claim concerning any Tax liability of SICC or any Subsidiary either (i) claimed or raised by any Taxing Authority in writing, or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of SICC or any Subsidiary has Knowledge based upon personal contact with any agent of such Taxing Authority. Neither SICC, any Subsidiary, any Shareholder nor any officer or employee responsible for Tax matters has received a request from any Taxing Authority for information related to Tax matters. Schedule 2.15(c) lists all tax returns filed with respect to SICC and its Subsidiaries for taxable periods ended on or after December 31, 2000 that have been audited or currently are the subject of an audit. SICC has made available to Buyer true, correct and complete copies of all federal, state and local income Tax returns, examination reports and statements of deficiencies assessed against or agreed to by SICC and its Subsidiaries since December 31, 2000 and will deliver to Buyer any such documents received on or before the Closing Date promptly upon receipt or as such documents are prepared by SICC or any Subsidiary.

(d)           Neither SICC nor any Subsidiary has waived any statute of limitations in respect to Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the “Code”).

(e)           SICC is not a “foreign Person” within the meaning of Section 1445(b)(2) of the Code and SICC will provide to Buyer at Closing appropriate certificate for purposes of such section.

(f)            Neither SICC nor any Subsidiary is bound by any agreement (either with any person or any taxing authority) with respect to Taxes, including any contractual obligation to indemnify another Person with respect to Taxes.

(g)           Except as set forth on Schedule 2.15(g), neither SICC nor its Subsidiaries is party to any agreement, contact arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign tax law) in connection with the transactions contemplated hereunder.

(h)           Neither SICC nor any Subsidiary (i) has filed a consent under Section 341(f) of the Code nor has any such entity agreed to have any such provision of corresponding state, local or foreign income Tax law apply to any disposition of any asset such entity owns, (ii) is required to make any adjustments with respect to a change in Tax accounting methods and no such entity has proposed such adjustment or received written notice that the IRS or another Tax authority has proposed such adjustment, (iii) has distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and no stock of SICC or any Subsidiary has been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and (iv) is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, and none of the assets of SICC or any Subsidiary has been financed with, or directly or indirectly secures, any industrial revenue bonds or Indebtedness, the interest on which is Tax exempt under Section 103(a) of the Code, and none of the assets of SICC or any Subsidiary is Tax exempt use property within the meaning of Section 168(h) of the Code.

(i)            None of the Tax attributes of SICC or any Subsidiary are subject to the limitations of Code Sections 382, 383 or 384 or Treas. Reg. Section 1.1502 21(c). Except as set forth on Schedule 2.15(i), neither SICC nor any Subsidiary is party to any joint venture, partnership, or other arrangement or contract, which could be treated as a partnership for federal income Tax purposes.

(j)            Neither Buyer, SICC nor any of their respective Subsidiaries will be obligated to pay any documentary or stamp Taxes or similar recording and filing fees pursuant to Illinois law in connection with the transfer of the Shares to Buyer at Closing.

2.16         Insurance. SICC and each of the Subsidiaries has in force all policies of insurance described in Schedule 2.16 in the amounts and covering the risks described therein. Neither SICC nor any of the Subsidiaries has ever been refused any insurance coverage for which it has applied.

2.17         Contracts and Commitments. Except as set forth in Schedule 2.17 or in the SICC Financial Statements, neither SICC nor any of the Subsidiaries: (a) is a party to any contract, obligation, understanding or commitment (whether written or oral) that involves a potential or actual commitment or aggregate payments to or from SICC or any Subsidiary in excess of $50,000 in a calendar year, or which is otherwise material and not entered into in the ordinary course of business; (b) has any employment contracts, stock redemption or purchase agreements, financing agreements, collective bargaining agreements, consulting or management services agreements, independent contractor agreements, or agreements with any current or former officers, directors, employees or shareholder of SICC or any Subsidiary, or to any Persons or organizations related to or Affiliated with any such Persons; (c) has any contract or arrangement concerning directory publishing matters or billing and collection matters; (d) has any contract or arrangement that limits the ability of any of SICC or any Subsidiary to compete in any line of business or to compete with any other Person; (e) has any contract relating to any Indebtedness or any guarantee or indemnification of or the granting of security for Indebtedness or any other obligation or liability; (f) has any contract relating to E911 services, interconnection or co-location arrangements, or other arrangements with any local exchange carrier, competitive access provider or other telecommunications carrier; (g) has any contract relating to licenses to or from SICC or any Subsidiary with respect to software or hardware used in the businesses of any of SICC or any Subsidiary; (h) has any contract relating to any indemnity obligations of any of SICC or any Subsidiary, (i) has entered into any joint venture or partnership agreement, (j) has granted powers of attorney to a third person, or (k) has any agreement or commitment relating to the acquisition or divestiture of the capital stock or other equity securities of any Person. To the Knowledge of SICC and each Shareholder, neither SICC nor any Subsidiary is in default under any material agreement, instrument, contract, obligation, understanding or commitment and there is no state of facts which upon notice or lapse of time or both would constitute such a default.

2.18         Litigation. Except as set forth on Schedule 2.18, neither SICC, the Shareholders nor Subsidiaries or Affiliates of SICC have received notice of (written or oral) or otherwise has Knowledge of any investigation, complaint, charge, claim, grievance, action, suit or proceeding at law or in equity or by or before any governmental or administrative authority or instrumentality, public board, self-regulatory board, or other agency (including, without limitation, the FCC and the ICC), court, arbitrator, or similar tribunal, or any other body (for purposes of this Section, collectively, “adjudicative body”) now pending or Threatened against SICC or any Subsidiary. Neither SICC, the Shareholders nor the Subsidiaries or Affiliates of SICC have received notice of (written or oral) or otherwise has Knowledge of any investigation, civil investigative demand, complaint, action, suit or proceeding at law or in equity or by or before any adjudicative body now pending against SICC, a Subsidiary or any director, officer or key employee of SICC or a Subsidiary which has a reasonable possibility of hindering the enforceability or performance of this Agreement or any action taken or to be taken pursuant hereto, nor to the Knowledge of SICC or any Shareholder has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any adjudicative body against SICC or a Subsidiary except FCC and/or ICC orders issued in the ordinary course or affecting the Cellular Services industry generally, or those Cellular Services operating in Illinois specifically.

2.19         Environmental Matters.

(a)           SICC and each Subsidiary has obtained from Governmental Authorities any permits, licenses, authorizations or other consents (“Environmental Permits”) required, if any, under applicable Environmental Law for the operation of their respective business as currently conducted.

(b)           For any real property owned or leased by SICC or any Subsidiary (the “Properties”) at which any Hazardous Substance has ever been or is now being generated, used, stored, treated or otherwise managed by SICC or any Subsidiary, each such activity has been and is in material compliance with applicable Environmental Laws. No Hazardous Substances have been, or are being, Released, discharged, disposed, placed, or otherwise caused to come to be located on or in the soil, surface water or groundwater in, on or under any of the Properties by SICC or a Subsidiary or, to the Knowledge of SICC and the Shareholders, by any other Person that would require reporting under applicable Environmental Laws. No Hazardous Substances have been shipped or transported from any of the Properties for treatment, storage or disposal at any other facility by SICC or a Subsidiary or, to the Knowledge of SICC and any Shareholder, by any other Person, except in compliance with Environmental Laws. Neither SICC nor its Subsidiaries have disposed, stored, treated, or sent for disposal, storage or treatment, any solid waste, pollutant, contaminant or waste (whether hazardous waste or other waste), or Hazardous Substances, except in compliance with applicable Environmental Laws, and then only to a facility which possessed any required permits under all applicable Environmental Laws. There are no, and to the Knowledge of SICC and any Shareholder never have been any, underground or above ground storage tanks at any of the Properties. No environmental remediation or other environmental response is occurring on any of the Properties, nor has SICC or a Subsidiary issued a request for proposal or otherwise asked an environmental remediation contractor to begin plans for such environmental remediation or other environmental response.

(c)           To the Knowledge of SICC and any Shareholder, no circumstances exist that would form the basis for (i) any notice of violation of any applicable Environmental Law, or (ii) any notice of any suit, action, claim, liability (contingent or otherwise) or proceeding (whether at law, in equity, or administrative) concerning or related to Environmental Laws that could result in a material liability with respect to the business or the assets that are the subject of this Agreement. SICC and the Subsidiaries have never received any notice of liability as a potentially responsible party under Environmental Laws.

(d)           For purposes of this Agreement, the term “Environmental Laws” shall mean all federal, state, or local laws, statutes, ordinances and regulations relating to the emission or discharge of pollutants and/or Hazardous Substances or to the environment, including without limitation, requirements under the Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), the Oil Spill Act, each as amended and in effect from time to time. The term “Hazardous Substances” shall include any substance defined as a Hazardous Substance under Section 101(14) of the Comprehensive Environmental Response Compensation and Liability Act, asbestos, polychlorinated biphenyls, or any substance regulated as hazardous or toxic under applicable Environmental Laws. The term “Release” shall have the meaning ascribed thereto in CERCLA.

(e)           SICC and the Subsidiaries have been and are in material compliance with all applicable Environmental Laws.

2.20         Benefit Arrangements.

(a)           Except as set forth in Schedule 2.20, neither SICC nor any ERISA Affiliate is or ever has been a party to any collective bargaining agreement or employment contract, nor have any of them (alone or with one or more entities) ever sponsored, maintained or participated in, nor do any of them currently sponsor, maintain or participate in, nor have any of them ever contributed to or been obligated to contribute to, nor are any of them currently contributing to or obligated to contribute to, any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) or any deferred compensation, bonus, stock option, stock purchase, retainer, consulting, severance, incentive, employee perquisites, or fringe benefit plan, program, agreement or arrangement (“Benefit Arrangement”). With respect to each Benefit Arrangement, true, correct and complete copies of the following documents have been filed or distributed in accordance with applicable law and made available to Buyer: (i) all current plan documents and amendments thereto; (ii) Forms 5500 for the three (3) most recent plan years for which such Forms have been filed; (iii) summary plan descriptions; (iv) the most recent determination letter received from the Internal Revenue Service; and, (v) related trust agreements, insurance policies and contracts and other funding or administrative agreements for such Benefit Arrangements.

(b)           SICC and each ERISA Affiliate are and have always been in compliance with the applicable provisions of ERISA and the Code (including, without limitation, COBRA and the Health Insurance Portability & Accountability Act) and other laws applicable to their Benefit Arrangements. Each Benefit Arrangement that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified.

(c)           No condition exists as a result of which any of SICC or any ERISA Affiliate would have any liability, whether absolute or contingent, including any obligations under any Benefit Arrangement or obligations under federal or state tax laws, with respect to any misclassification of a Person performing services for any of SICC or an ERISA Affiliate as an independent contractor or leased employee rather than as a common-law employee.

(d)           No action, suit, proceeding, hearing or investigation with respect to any Benefit Arrangement (other than routine claims for benefits) is pending or Threatened. No Benefit

Arrangement contains any provision that would give rise to any accelerated vesting, obligation to fund, increase in benefits, severance, termination or other payments as a result of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events) or as a result of a termination of employment.

2.21         Brokers or Finders. Apart from Daniels & Associates, L.P., neither SICC nor any Shareholder has engaged the services of any brokers or finders in connection with the execution and delivery of this Agreement.

2.22         Records. Buyer has been provided with access to a copy of SICC’s and the Subsidiaries’ minute books and, except as set forth in Schedule 2.22 (a) such minute books contain true, accurate and complete records of all meetings of, or written consents in lieu of meetings executed by, their respective board of directors or other governing bodies (and all committees thereof) and their respective equity holders; (b) all actions and transactions taken or entered into by SICC or the Subsidiaries or otherwise requiring action by its boards of directors or other governing bodies and/or shareholders and equity holders have been duly authorized or ratified as necessary and are evidenced in such minute books; and, (c) the stock certificate books and stock records of SICC and the Subsidiaries are true and complete.

2.23         Books of Account. SICC’s and the Subsidiaries books and records are complete and correct and have been properly maintained in accordance with normal business practices, and accurately and fairly reflect all of its properties, assets, liabilities, transactions and appropriate accruals.

2.24         Intercompany Contracts; Related Party Matters. (a)     Except as set forth on Schedule 2.24, there are no contracts, understandings, arrangements or commitments between or among SICC and any Subsidiary, Affiliate or the Shareholders. Except as provided in Schedule 2.24(a), none of the Shareholders, officers or directors of SICC, any Subsidiary, any Shareholder or Affiliate of any of them, is a party to any agreement, understanding or proposed transaction with SICC, any of its Subsidiaries, or, to the Knowledge of SICC and each Shareholder, any Cellular Entity. Except as set forth on Schedule 2.24(a), neither SICC, any of its Subsidiaries nor, to the Knowledge of SICC and each Shareholder, any Cellular Entity has guaranteed or assumed any obligations of, or has any Indebtedness to, their respective officers or directors, or of the Shareholders, or of the Affiliates of any of them and none of the Shareholders or any director, officer, agent or employee of any Shareholder or their Affiliates owes any Indebtedness to the Company or its Subsidiaries. Except as set forth on Schedule 2.24(a), neither any Shareholder, SICC or any of its Subsidiaries nor any director, officer, agent or employee of any Shareholder, the Company or any of its Subsidiaries (i) has any direct or indirect financial interest in any supplier or customer of SICC or its Subsidiaries or (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property or other assets which SICC or any of its Subsidiaries currently uses in the conduct of their business.

(b)           To the Knowledge of SICC and each Shareholder, in connection with the operation of the business of SICC and its Subsidiaries, neither SICC nor any Subsidiary, nor any of their respective Affiliates (including the Shareholders), nor any of their respective officers, agents or employees has (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses, (ii) made any unlawful payment to any governmental official, (iii) established or maintained any unrecorded fund or made any false entry on the books and records of the businesses or of SICC or Subsidiary, or (iv) made any bribe, rebate, kickback or similar unlawful payment or given a gift that is not deductible for federal income tax purposes.

2.25         Accounts Receivable. The accounts receivable of SICC and each of the Subsidiaries as stated in the SICC Financial Statements are actual and bona fide receivables representing obligations for the total dollar amount of such receivables as shown on its books that resulted from the regular course of business. Such receivables are fully collectible in accordance with their terms, subject to the billing write-offs taken by SICC on a historical basis and are subject to no counterclaim, offset or reduction of any nature except for the amounts, if any, set forth on Schedule 2.25.

2.26         CALEA Compliance. Except as set forth on Schedules 2.11(a) and 2.11(b), SICC is in compliance with the FBI’s current CALEA requirements and is not in violation of any statute, regulation, rule or requirement associated with CALEA.

2.27         First Refusal Rights.

(a)           Each of the Shareholders, by their signatures on this Agreement, hereby waive and relinquish their respective First Refusal Rights as set out in the Pre-Incorporation Subscription and Partial Cross-Market Settlement Agreement dated March 15, 1989 as such rights relate to the transfer of Shares pursuant to this Agreement.

(b)           Except as set forth on Schedule 2.27  neither the execution of this Agreement or any Related Agreement nor the performance of any of the transactions contemplated hereby or thereby will create, result in or otherwise trigger any First Refusal Right.

(c)           Schedule 2.27 sets forth with respect to each First Refusal Right (i) the Cellular Entity and Cellular Interests to which it relates; (ii) the sections of the applicable agreement that govern the terms and conditions of the First Refusal Right; (iii)  the name of each First Refusal Right Holder or other Person (including the Cellular Entity) entitled to receive notice of such First Refusal Right and its applicable participation percentage, (iv) the address to which any notice of any First Refusal Right must be sent; (v) the offer price (prior to giving effect to any over-subscription or similar rights in the event that any holder of a Third Party Interest fails to exercise its First of Refusal Rights in full) payable by each First Refusal Right Holder as a result of the First Refusal Right, (vi) any other material terms and conditions that must be contained in an Offer Notice; and, (vii) the time period, if any, by which an Offer Notice must be given to any Person.

2.28         Labor Matters.

(a)           Except as set forth on Schedule 2.28(a), none of the following is presently pending or, to the Knowledge of SICC and each Shareholder, Threatened against SICC or its Subsidiaries: (a) any material unfair labor practice charges, complaints, disputes or proceedings, or representation elections, petitions or demands; (b) grievances or arbitration demands arising pursuant to any collective bargaining agreement; (c) any material claims, charges, complaints or other proceedings alleging wrongful discharge, unlawful retaliation, or employment discrimination of any nature; (d) union organizing effort; (d) slowdown, work stoppages, strikes, lockouts or other similar concerted action by employees of SICC or its Subsidiaries. None of the employees of SICC or its Subsidiaries are represented by a labor union or labor organization and none of SICC or any Subsidiary is subject to any collective bargaining agreement covering any employee.

(b)           Neither SICC nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) as a result of any action taken by SICC or its Subsidiaries.

(c)           SICC and its Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and unfair labor practices.

2.29         Subscribers; Rate Plans; Form of Agreements. As of December 31, 2005, the aggregate number of Postpay Subscribers was not fewer than [****].(4)  Schedule 2.29 sets forth a true, correct and complete (a) description of the terms of each rate plan and promotion still in effect that has been offered by SICC and its Subsidiaries in their businesses since January 1, 2004, (b) description of the products and services provided to subscribers of the businesses in addition to basic voice cellular; and, (c) copy of each form of subscriber agreement used in the businesses during the 24 month period preceding the date hereof.

2.30         Towers.

(a)           Schedule 2.30(a) sets forth a list of all Towers, including for each Tower the address and height and whether the Tower is located on real property owned or leased by SICC or a Subsidiary. Except as disclosed on Schedule 2.30(a), (i) each of the Towers has an engineered foundation and is a steel structure and (ii) all improvements on the real property at the sites on which the Towers are located (such real property and improvements thereon are referred to collectively herein as the “Tower Sites”) are in compliance in all material respects with all applicable laws, including, without limitation, all rules, regulations and orders of the FCC and the United States Federal Aviation Administration, and applicable title covenants, conditions, restrictions and reservations necessary to conduct the business of SICC and its Subsidiaries.

(b)           The utility services available to each Tower Site are adequate for the present use of such Tower Site by SICC or its applicable Subsidiary and any third party who is a tenant of SICC or any Subsidiary using the Tower Sites, are being supplied by utility companies, and to the Knowledge of SICC and each Shareholder there is no condition, individually or in the aggregate, which will result in the termination of the present access from such Tower Site to such utility services.

(4) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(c)           SICC or its applicable Subsidiary has obtained all easements and rights of way that are reasonably necessary to provide vehicular and pedestrian ingress and egress to and from each of the Tower Sites for the conduct of their business. No litigation, arbitration, investigation or other proceeding is pending or, to the Knowledge of SICC or each Shareholder, Threatened which, individually or in the aggregate, would have the effect of terminating or materially limiting such access.

2.31         Roaming.

(a)           Schedule 2.31(a) contains a true, correct and complete:

(i)            list of the five Commercial Mobile Service providers (“Roaming Partners”) for which SICC and its Subsidiaries (on a consolidated basis) recognized the most Roaming Revenue during the calendar year ending December 31, 2005;

(ii)           the monthly amount of Roaming Revenues applicable thereto for each Roaming Partner during the calendar year ending December 31, 2005;

(iii)          the monthly number of minutes of Cellular Service provided by SICC or any Subsidiary to subscribers of the Roaming Partners for each Roaming Partner during the calendar year ending December 31, 2005;

(iv)          the monthly amount of Roaming Expenses for each Roaming Partner for the year 2005;

(v)           the monthly number of minutes of Commercial Mobile Service provided by the Roaming Partners to subscribers of SICC or its Subsidiaries for each Roaming Partner during the calendar year ending December 31, 2005;

(vi)          the monthly amount of Roaming Revenues and Roaming Expenses applicable to each Commercial Mobile Service provider (other than the Roaming Partners) for the year 2005;

(vii)         the monthly number of minutes of Cellular Service provided by SICC and its Subsidiaries to subscribers of all other Commercial Mobile Service providers (other than the Roaming Partners) for the year 2005;

(viii)        the monthly amount of minutes of Commercial Mobile Service provided by all other Commercial Mobile Service providers (other than the Roaming Partners) to subscribers of SICC or its Subsidiaries for each Commercial Mobile Service provider for the year 2005; and,

(ix)           list of each agreement, contract or commitment (including, without limitation, all amendments, supplements and modifications thereto and waivers in effect thereunder, and if any such amendment, supplement, modification or waiver that is oral, then a written summary thereof) for roaming services with each Roaming Partner.

Buyer acknowledges that all of the information set forth on Schedule 2.31(a) and as specified above is subject to periodic and customary adjustments from time to time that are inherent in the roaming billing and settlement process within the industry.

(b)           Other than as set forth on Schedule 2.31(b) and as otherwise provided below, neither SICC nor any Subsidiary has an obligation, requirement or commitment of any kind or description whatsoever (whether written or oral) to load any SID or BID of any Commercial Mobile Service provider into any cellular handsets, including any cellular handsets possessing tri-mode capabilities, sold or licensed, or that may be sold or licensed in the future, by SICC or any Subsidiary or to send or deliver any amount of roaming traffic or revenue to any Person, including the Roaming Partners. Notwithstanding the foregoing, Buyer acknowledges that SICC and its Subsidiaries receive SID and BID loads on a regular basis, and take prompt action to load them as soon as reasonably possible.

(c)           Except as set forth on Schedule 2.31(c), there are no claims, actions or disputes pending, or to the Knowledge of SICC and each Shareholder Threatened, between SICC or any Subsidiary and any other Person, including the Roaming Partners, with regard to roaming charges, including any claim of overcharging or undercharging.

2.32         Viza Partnership Put Option. The parties acknowledge that SIRP may be obligated to the FCC for “unjust enrichment” payments pursuant to the rules and regulations of the FCC relating to the put option regarding the Viza Wireless Limited Partnership exercised by Zagarri Holdings, Inc. on January 20, 2006. These payments, if any, will either be paid out of Working Capital prior to Closing or, in the event not paid prior to Closing, reflected as a current liability in the Closing Date Statement. Neither Buyer nor SICC, nor any of their respective Subsidiaries, will be subject to any liability or obligation of any nature whatsoever to the FCC for any such “unjust enrichment” payments made after the Closing, unless such payments are reflected as a current liability in the Closing Date Statement.

2.33         Disclosure. No representations or warranty made by SICC or any of the Shareholders in this Agreement and no statement made in any document, schedule or exhibit referred to herein and furnished by SICC or the Shareholders contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Neither SICC nor any Shareholder has Knowledge of any fact relating to SICC or any Subsidiary, or their respective business, property, operations, or condition (financial or otherwise), that has not been disclosed to Buyer and which materially adversely affects SICC or any Subsidiary, or which would prevent SICC or the Shareholders from completing the transactions contemplated by this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to SICC and the Shareholders as follows:

3.1           Organization and Corporate Power. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to so qualify would not reasonably be expected to have a material adverse effect on Buyer, and (c) has all required corporate power and authority to own or lease its properties and assets and to carry on its business as presently conducted. Subject to receipt of the required Consents, Buyer has all required corporate power and authority to enter into and perform this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

3.2           Authorization; No Contravention. The execution and delivery of, and performance by Buyer of its obligations under, this Agreement and the Related Documents and the delivery of the Purchase Price have been duly authorized by all requisite corporate action, and, except as otherwise may be specifically provided in this Agreement, each of this Agreement and the Related Documents to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity and the availability of equitable remedies. Buyer’s execution and delivery of this Agreement and the Related Documents, and its performance of the transactions contemplated hereby and thereby, will not: (a) violate, conflict with or result in a any breach or default (with or without notice or lapse of time or both) or give rise to any right of termination, modification, cancellation, prepayment, or acceleration of any obligation or to the loss of a material benefit under any contract, instrument, agreement, indenture, obligation or commitment to Buyer is a party or by which it or its assets are bound, any provision of Buyer’s Bylaws or Articles of Incorporation, or the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of Buyer; (b) violate or result in a violation of, or constitute a default under, any provision of any law, statute, ordinance, regulation or rule, or any decree, judgment or order of, or any restriction imposed by, any court or other federal, state or local governmental agency upon any of the properties or assets of Buyer or its Subsidiaries; or (c) require any notice to, filing with, or consent or approval of any Governmental Authority or other third party which will not, prior to the Closing, have been duly and properly given, made or obtained.

3.3           Brokers or Finders. Except for Stephens Inc., Buyer has not engaged the services of any brokers or finders in connection with the execution of this Agreement, and Buyer shall be solely responsible for all fees of Stephens Inc.

3.4           Litigation. There is no investigation, complaint, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending against Buyer or any director, officer or key employee of Buyer which has a reasonable possibility of hindering the enforceability or performance of this Agreement or any action taken or to be taken pursuant hereto, nor to the Knowledge of Buyer has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. There is no outstanding judgment, injunction, decree or order issued by any governmental instrumentality or other agency (including, without limitation, the FCC and the ICC) against Buyer which has a reasonable possibility of hindering the enforceability or performance of this Agreement or any action taken or to be taken pursuant hereto.

3.5           Investment Representation Statement. Buyer is an “accredited investor,” as that term is defined in Regulation D promulgated by the Securities and Exchange Commission (“SEC”). Buyer acknowledges that the Shares are restricted securities that may not be resold or otherwise distributed except upon registration thereof with the SEC and any applicable state securities regulatory agencies or pursuant to an available exemption. Buyer will acquire the Shares at the Closing for its own account, for investment and not with a view to the distribution thereof. Buyer acknowledges having had access to the Shareholder’s virtual data room, including all of the documents identified on attached Schedule 3.5, and further acknowledges having received and had full opportunity to review any additional documents requested by Buyer (which, together with the documents identified on Schedule 3.5, are referred to as the “Diligence Documents”). Buyer further acknowledges having had the opportunity to review the Diligence Documents with Buyer’s legal, tax, regulatory and other advisors, and thereafter having had full opportunity to discuss all of Buyer’s questions with the management of SICC and each Subsidiary and having received satisfactory answers to all such questions. Notwithstanding the foregoing, the Buyer shall be entitled to rely upon the representations, warranties, covenants and agreements of SICC and the Shareholders contained in this Agreement and the Related Agreements or in any document, agreement or certificate delivered by or on behalf of SICC or a Shareholder pursuant thereto.

3.6           Disclosure. No representations or warranty made by Buyer in this Agreement and no statement made in any document, schedule or exhibit referred to herein and furnished by Buyer contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. Buyer has no Knowledge of any fact relating to Buyer, or its business, property, operations, or condition (financial or otherwise), that has not been disclosed to SICC and each Shareholder which would prevent Buyer from undertaking and completing the transactions contemplated by this Agreement.

3.7           Financial Ability to Perform. Buyer currently has the financial ability to perform all of its obligations under this Agreement, and warrants that all cash required to pay the Purchase Price at Closing is currently available to Buyer without condition or contingency.

ARTICLE 4
BUYERS’ CONDITIONS OF CLOSING

The obligations of the Buyer hereunder shall be subject to compliance by SICC and the Shareholders with their agreements herein contained and to the fulfillment to the satisfaction of or waiver in writing by Buyer on or before the Closing Date of the following conditions:

4.1           Certificate. (a)       The representations and warranties of SICC and the Shareholders (i) contained in this Agreement (other than those contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.6(b), 2.12 and 2.27(b) shall be true and correct in all respects (in the case of any such representation or warranty containing any materiality qualification) or in all material respects (in the case of any such representation or warranty without any materiality qualification), in each case with the same force and effect as though such representations and warranties had been made on and as of the Closing and (ii) contained in Sections 2.1, 2.2, 2.3, 2.4, 2.6(b), 2.12 and 2.27(b) shall be true and correct in all respects with the same force and effect as though such representations and warranties had been made on and as of the Closing.

(b)           SICC and the Shareholders shall have performed and complied with all agreements, covenants and conditions contained herein that are required to be performed or complied with by them on or before the Closing Date.

(c)           On the Closing Date one or more certificates to the effect of the matters set forth in clauses (a) and (b) of Section 4.1 shall be executed by an Officer of SICC and by the Shareholders and delivered to Buyer.

4.2           Delivery of Documents. SICC and the Shareholders shall have executed and delivered to Buyer (or shall have caused to be executed and delivered to Buyer, as applicable, by the appropriate Persons) the following, all of which shall be reasonably satisfactory to Buyer:

(a)           A certified true, correct and complete copy of resolutions of SICC’s Board of Directors, approving this Agreement and all Related Agreements and all transactions contemplated by this Agreement and the Related Agreements;

(b)           A true, correct and complete copy of SICC’s and each Subsidiary’s charter documents certified as of a date within ten (10) business days of the Closing Date by the appropriate Secretary of State and as of the Effective Time by the secretary of each entity;

(c)           A true, correct and complete copy of the Bylaws of SICC and the Subsidiaries certified by the secretary of each entity;

(d)           A certificate issued by the Secretary of State of Illinois as of a date within ten (10) business days of the Closing Date certifying that each of SICC and the Subsidiaries is in good standing;

(e)           Stock certificates representing all Shares, duly endorsed for transfer and accompanied by any required transfer tax stamps, if applicable under Illinois law;

(f)            The Escrow Agreement, executed by SICC, the Shareholders and the Escrow Agent.

(g)           an unconditional release executed by each Shareholder and effective as of the Effective Time of all rights and claims against SICC or its Subsidiaries or Affiliates (other than claims against Buyer under this Agreement and any Related Documents) in the form attached as Schedule 4.2(g).

(h)           A true, correct and complete copy of the corporate minute books of the Company and its Subsidiaries, certified by the secretary of each entity.

(i)            all other documents, certificates, instruments or writings required to be delivered by SICC or the Shareholders at or prior to Closing under this Agreement or any Related Agreement and such other instruments and certificates as may be reasonably requested by the Buyer.

4.3           Opinion of Counsel. Buyer shall have received the favorable written opinions dated the Closing Date of: (a) counsels for each of the Shareholders; and, (b) counsel for SICC with respect to FCC and related matters, substantially in the forms attached hereto as Schedules 4.3(a) and 4.3(b), respectively.

4.4           Regulatory Matters; Consents.

(a)           The FCC and, if required by law the ICC, shall have approved the consummation of the transactions contemplated hereby and such approvals shall (i) be free of any terms, conditions or restrictions that are reasonably unacceptable to Buyer, and (ii) have become Final Orders and shall remain in full force and effect.

(b)           The approval of any other Governmental Authority and receipt of the Consents required for the consummation of the transactions contemplated hereby shall have been obtained free of any terms, conditions or restrictions that are reasonably unacceptable to Buyer and remain in full force and effect and all applicable waiting periods under the HSR Act shall have expired or been terminated.

4.5           Litigation. There shall not be in effect any order, injunction or decree at law or in equity or by or before any governmental or administrative instrumentality or other agency of competent authority, or before any court or similar tribunal of competent authority, which enjoins, prohibits or restrains the consummation or performance, as the case may be, of this Agreement, the Related Agreements, the Closing or any action taken or to be taken pursuant to this Agreement.

4.6           Properties. Buyer shall have received, if requested by Buyer and, except as provided in Section 6.20, at its sole expense, title insurance and surveys in form and substance reasonably satisfactory to Buyer on all real property owned by SICC and the Subsidiaries. Buyer shall have received, if requested by Buyer and, except as provided in Section 6.20, at its sole expense, Phase I environmental assessments in form and substance reasonably satisfactory to Buyer on all real property owned or leased by SICC and the Subsidiaries. If Buyer determines to obtain title insurance, surveys and/or Phase I environmental assessments, Buyer agrees it shall order the same within ten (10) days after the execution of this Agreement and shall arrange to have all of the same delivered to and reviewed by Buyer no later than forty-five (45) days after the execution of this Agreement; provided, however, that the results of any of the foregoing shall have no effect on the Closing unless, and then only to the extent, they evidence a breach of the warranties and representations of SICC and/or the Shareholders under this Agreement. If for any reason Closing does not occur hereunder, Buyer agrees to provide to the Shareholders, at no expense to SICC or the Shareholders, copies of any Phase I Environmental Assessments obtained hereunder.

4.7           Adverse Changes. From the date hereof through Closing, and without regard to the regulatory approvals described in Section 5.4(a), actions taken in accordance with the written request of Buyer, undertaken in accordance with the express terms of this Agreement, or actions taken by any Governmental Authority affecting the Cellular Services industry generally or those Cellular Services operating in Illinois generally, there shall have been: (a) no material adverse change in the assets and properties, business operations, liabilities, financial condition, or results of operation of SICC or the Subsidiaries; and, (b) no material damage to the assets and properties of SICC or the Subsidiaries caused by fire, flood, casualty, act of God or the public enemy or other cause, the loss of any of which is not adequately covered by insurance. For the purposes of this Section 4.7 such changes and/or damage shall not be material unless the aggregate value thereof exceeds $500,000; and, provided further that neither (a) the effects of any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that generally adversely affect the local, regional or national market for Cellular Services or that generally adversely affect companies engaged in the telecommunications business (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the telecommunications industry), (b) any effects of competition resulting from the offering of personal communication services or other wireless telecommunications services, nor [****](5) will constitute a material adverse change.

4.8           Directors and Officers. SICC shall have delivered resignations of all directors and officers of SICC and the Subsidiaries whose resignation is requested by Buyer to be effective as of the Closing Date. Buyer shall provide a written list of requested resignations to SICC and the Shareholders no later than five days prior to the Closing Date.

4.9           Subscribers. On the Closing Date, the SICC and its Subsidiaries shall have no fewer than [****](6) Postpay Subscribers. SICC shall be deemed to be in compliance with this Section 4.9 if SICC and its Subsidiaries spends on an average monthly basis at least [****](7) for advertising and promotional activities, consistent with past practice for the same months in 2005, for the period from the execution of this Agreement through the Closing Date. SICC agrees it shall not reduce its current commission structure and will continue to offer sales subsidies in a manner consistent with past practices.

(5) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(6) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(7) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE 5
THE SHAREHOLDERS’ CONDITIONS OF CLOSING

The Shareholders’ obligations hereunder shall be subject to Buyer’s compliance with its agreements herein contained and to the fulfillment to the satisfaction of or waiver in writing by at least four (4) of the Shareholders on or before the Closing Date of the following conditions:

5.1           Certificate. The representations and warranties of Buyer contained in Article III of this Agreement shall be true and correct in all material respects with the same force and effect as though such representations and warranties had been made on and as of the Closing Date; Buyer shall have performed and complied with all agreements, covenants and conditions contained herein that are required to be performed or complied with by it on or before the Closing Date; and, on the Closing Date one or more certificates to such effect executed by the Executive Vice President of Buyer shall be delivered to the Shareholders.

5.2           Delivery of Documents. Buyer shall have executed and delivered to the Shareholders (or shall have caused to be executed and so delivered by the appropriate Persons) the following:

(a)           A certificate issued by the Secretary of State of Delaware certifying that Buyer is validly existing in such state;

(b)           The Escrow Agreement, executed by Buyer.

(c)           All other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to Closing under this Agreement or any Related Agreement, and such other instruments and certificates as may be reasonably requested by the Shareholders.

5.3           Opinion of Counsel. The Shareholders shall have received the favorable written opinion of counsel to Buyer dated as of the Closing Date, substantially in the form attached hereto as Schedule 5.3.

5.4           Regulatory Matters; Third Party Contracts.

(a)           The FCC and, if required by law the ICC, shall have approved the consummation of the transactions contemplated hereby and such approvals shall have become Final Orders and remain in full force and effect.

(b)           The approval of any other Governmental Authority and the receipt of the Consents required for the consummation of the transactions contemplated hereby shall have been obtained and all applicable waiting periods under the HSR Act shall have expired or been terminated.

5.5           Litigation. There shall not be in effect any order, injunction or decree at law or in equity or by or before any governmental or administrative instrumentality or other agency of competent authority, or before any court or similar tribunal of competent authority, which enjoins, prohibits or restrains the consummation or performance, as the case may be, of this Agreement, the Related Agreements, the Closing or any action taken or to be taken pursuant to this Agreement.

5.6           Consideration. Buyer shall have paid the Purchase Price, in the manner contemplated by Section 1.2, as adjusted in accordance with Section 1.4.

ARTICLE 6
MUTUAL COVENANTS

Until the Closing Date, and to the extent otherwise agreed in this Article 6 for periods after the Closing Date, each of Buyer, SICC and the Shareholders agree that, except with the prior written consent of Buyer, which shall not be unreasonably withheld, they shall act, or refrain from acting where so required, and SICC and the Shareholder shall cause the Subsidiaries to so act or refrain from acting, to comply with the following:

6.1           Regular Course of Business.

(a)           Generally. SICC shall operate its business and the business of the Subsidiaries in the ordinary course and consistent with past practices. Without limiting the generality of the foregoing, SICC shall:

(i)            Maintain all of its properties and the Subsidiaries’ property in customary repair, order and condition;

(ii)           Maintain (except for expiration due to lapse of time or cancellation by another party pursuant to the terms thereof) in the ordinary course of business all leases, contracts, agreements, understandings and commitments (whether written or oral) in effect without change, modification or termination except as expressly provided herein;

(iii)          Comply with the provisions of all laws, regulations and orders of Governmental Authorities and all Franchises and FCC Licenses applicable to each of SICC and the Subsidiaries and the conduct of their respective businesses;

(iv)          Fund and complete capital expenditures in accordance with Schedule 6.1(a);

(v)           use commercially reasonable efforts to preserve intact the services of its employees, agents, dealers, distributors and resellers;

(vi)          conduct and, as applicable, continue the rate plans and promotions as disclosed on Schedule 2.29;

(vii)         maintain customer service operations in the ordinary course of business consistent with past practice, and refrain from changing any policies or practices relating to customer service in any material manner;

(viii)        use commercially reasonable efforts to maintain all of its right, title and interest in and to, and the validity of, the FCC Licenses and its other governmental authorizations and not engage in any transactions or take any action or omit to take any action which will or would reasonably be likely to adversely affect any right, title or interest in and to, or the validity of, any of the FCC Licenses or other governmental authorizations;

(ix)           not materially change any policies or procedures with respect to the classification or treatment of disconnects or the granting of adjustments to subscriber accounts;

(x)            maintain levels and types of Inventory in the ordinary course of business consistent with past practice, and not capitalize the costs of cellular handsets or accessories or any marketing, advertising or similar costs related to the acquisition of subscribers;

(xi)           not terminate, amend, modify or waive any terms or conditions of any agreement, contract or commitment for roaming services (including, without limitation, the agreements, contracts or commitments with Roaming Partners) or fail to perform, enforce, or exercise any material rights or obligations thereunder; and,

(xii)          [****](8)

(b)           Insurance. SICC and each Subsidiary shall maintain in full force and effect its insurance policies with the coverage and in the amounts set forth on Schedule 2.16.

(c)           Claims. SICC shall promptly notify Buyer of any actions, lawsuits or investigations that may be commenced against it or a Subsidiary and any material claims or complaints that may be lodged or Threatened against it or a Subsidiary or that otherwise come to the Knowledge of SICC and each Shareholder.

(d)           Supplement. From time to time prior to the Closing Date, SICC and the Shareholders shall promptly notify Buyer of any changes with respect to the information set forth in this Agreement or the Schedules hereto and of any matters hereafter arising which, if in existence at the date hereof, would have been required to be set forth in this Agreement or the Schedules hereto. No information provided to Buyer pursuant to this Section 6.1(d) shall be deemed to constitute a change, modification or amendment of any representation or warranty herein or Schedule hereto or any other provision contained in this Agreement unless such updated information shall be acceptable to Buyer in its sole discretion and such acceptance is expressly set forth in a written amendment to this Agreement or the relevant Schedule pursuant to Section 12.1 hereof. Such amendment shall, except to the extent otherwise expressly set forth therein, be deemed a waiver by Buyer of any breach of any such representation, warranty or other provision to which such update relates.

6.2           Amendments. No change or amendment shall be made to the Certificates of Incorporation or Bylaws of SICC or any Subsidiaries, or shall be agreed to by SICC, any Subsidiary or any Shareholder with respect to the governing documents of any other Cellular

(8) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Entity, and neither SICC nor any Subsidiary shall merge into or consolidate with any other Person or change the character of its business.

6.3           Capital Changes. Neither SICC nor any Subsidiary shall issue, sell, purchase or redeem any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants or other rights to subscribe for, any shares of its capital stock, nor shall SICC, any Subsidiary or the Shareholders agree to any such action with respect to any other Cellular Entity. The Shareholders shall not sell, pledge or otherwise encumber any of the Shares or the Cellular Interests and SICC and its Subsidiaries shall not sell, pledge or otherwise encumber the shares of the Subsidiaries or the Cellular Interests.

6.4           Borrowing. SICC shall not incur, assume or guarantee any Indebtedness other than borrowings under its existing credit facility with CoBank.

6.5           Property. Neither SICC nor any Subsidiary shall (a) sell, license, lease, transfer, or otherwise dispose of any of its assets or properties (including the Cellular Interests), except for the disposition of obsolete items of personal property or used items of personal property that are being replaced in the ordinary course of business, and in both events consistent with past practices, or allow any of such assets or properties (including the Cellular Interests) to become subject to a Lien other than a Permitted Lien, and neither SICC, any Shareholder nor any Subsidiary will agree to any such action with respect to any other Cellular Entity or (b) declare, set aside or pay any noncash dividend or make any noncash distribution with respect to the capital stock, limited partner interests, general partner interests, membership interests, units or other equity or similar interests of SICC or any Cellular Entity.

6.6           Other Changes. Except as set forth in Schedule 6.6, as provided elsewhere in this Agreement, or as permitted in writing by Buyer, neither SICC nor any Subsidiary shall, and nor shall SICC, any Subsidiary or Shareholder agree to any of the following with respect to a Cellular Entity:

(a)           Enter into or terminate any agreement or transaction, make any commitment or incur any obligation other than in the ordinary course of business consistent with past practice;

(b)           Make any tax election or settle or compromise any federal, state, local tax liability material to SICC or any Cellular Entity;

(c)           Pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction of monetary obligations in (A) the ordinary course of business consistent with past practice, or (B) accordance with the terms of (i) liabilities reflected or reserved against in the SICC Financial Statements, or (ii) incurred since the dates thereof in the ordinary course of business consistent with past practice; provided, however, that SICC and/or any Subsidiary may prepay any long-term Indebtedness owed to CoBank without the incurrence of additional Indebtedness; and, provided further, no such payments shall be made to the Shareholders or any other their Affiliates.

(d)           Waive, release, grant, or transfer any rights of value, other than in the ordinary course of its business consistent with the past practice;

(e)           Change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing to Buyer;

(f)            Enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the change of control of SICC;

(g)           Award or pay any bonuses to officers, directors or employees in excess of awards or bonuses historically paid; or

(h)           Take any action or fail to take any action that would make any of the representations or warranties of SICC contained in this Agreement untrue or inaccurate at any time from the date of this Agreement or would result in any of the conditions set forth in this Agreement not being satisfied.

6.7           Interim Information. (a)       SICC shall supply Buyer with a copy of its internal unaudited monthly financial statements within twenty-five (25) days after the end of each month, commencing with the month of signing of this Agreement, and shall provide Buyer with SICC’s consolidated audited financial statements that include all entities except for RSA 6 & 7 as of and for the period ended December 31, 2005 by March 15, 2006, and SICC’s consolidated audited financial statements that include all entities as of and for the period ended December 31, 2005 within a reasonable time after the financial information from RSA 6 & 7 is available to SICC and its auditors.

(b)           SICC shall, and shall cause each of its Affiliates to, (i) give Buyer and its employees, agents and representatives reasonable access during all reasonable times to the books and records, facilities and assets of SICC and the Cellular Entities or used in their business, (ii) provide such financial and operating data and other information as Buyer may reasonably request and (iii) make available, at and for reasonable locations and times, each of the officers, employees, agents and representatives of SICC and its Affiliates in order to facilitate transfer and transitional matters.

6.8           Compensation. Except as disclosed on Schedule 6.8, SICC and its Subsidiaries shall not increase the compensation (in whatever form) or the benefits payable or to become payable to any officer, director, consultant, or employee, except for increases in salaries for employees for the year 2006 consistent with past practice and in amounts (individually and in the aggregate) not be more than the standard, customary increases given to such employees in years prior to 2006.

6.9           Consents and Authorizations. Buyer and SICC shall, within ten (10) days after the execution of this Agreement, complete the filing of the application to obtain FCC approval and any required ICC approval of the transactions contemplated hereby. Buyer and SICC shall diligently pursue and use reasonable efforts to obtain such consents, waivers and authorizations as promptly as practicable after the date hereof, each at its own cost and expense.

6.10         Notice of Transfer. Buyer and SICC shall cooperate in providing any required notices to the appropriate Governmental Authority regarding any issues of ownership or control or change thereof (including any such issues relating to the Franchises).

6.11         Further Assurances. On the terms and subject to the conditions of this Agreement, the parties hereto shall use reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using reasonable efforts to (a) obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts; (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any judgment, decree, order, law, statute, ordinance, rule or any regulations or in connection with any Franchises; and, (c) fulfill all conditions to the obligations of the parties under this Agreement. Each of the parties hereto further covenants and agrees that he, she or it shall use reasonable efforts to prevent a Threatened or pending preliminary or permanent injunction or other Order. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall Buyer be required to, or SICC or any Subsidiary be permitted to, agree to any divestiture of any businesses, assets or product lines of the Buyer, SICC, or any of their respective Subsidiaries in order to enable or obtain any FCC Consent or any approval of a third party or Governmental Authority under any antitrust law or other legal requirement that is necessary to consummate the transactions contemplated by this Agreement or any Related Agreement.

6.12         Consents.

(a)           Each of the parties hereto shall act promptly to prepare and file all required requests for, and use reasonable efforts to obtain all waivers, authorizations, Consents and approvals of all Persons and Governmental Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date. The parties shall: (i) cooperate to promptly file any notification required to be filed under the HSR Act to consummate the transactions contemplated hereby within ten (10) days of the execution of this Agreement; (ii) request early termination of the waiting period thereunder; and, (ii) use all commercially reasonable efforts to comply as promptly as practicable with any request made pursuant to the HSR Act for additional information.

(b)           All applications and notices filed with any Governmental Authority will comply in all material respects with all requirements of law. The parties shall diligently and jointly prosecute all such applications and take all such actions and give all such notices as may be required or requested by the FCC or any other Governmental Authority or as may be appropriate in an effort to expedite the grant of such consents by the FCC or such Governmental Authority. The parties agree to cooperate with each other in connection with either party’s efforts to satisfy applicable regulatory requirements in connection with the transactions contemplated by this Agreement, each at its own cost and expense.

(c)           Except to the extent prohibited by requirements of law, each of the parties hereto shall provide to each of the other parties hereto copies of all filings and material correspondence with all Governmental Authorities with respect to the applications and notices described in this Article 6. SICC shall promptly provide Buyer with copies of all applications, notices, filings and other correspondence to the FCC, the ICC and other Governmental Authorities and any notices, consents, approvals, Authorizations, orders or correspondence received from the FCC, the ICC or other Governmental Authorities.

6.13         No Solicitation or Negotiation. Unless and until this Agreement is terminated, SICC and the Shareholders shall not, and shall use reasonable efforts to cause, as applicable, the Subsidiaries, their other Affiliates and their directors, officers, employees, representatives, agents, advisors, accountants, and attorneys of each of them, not to initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any information or data to any Person with respect to, or have any discussions with any Person relating to, or enter into, or agree to enter into, any acquisition, business combination, reorganization, purchase or similar transaction relating to all or any significant portions of the assets of, or any equity interest in, directly or indirectly, SICC or any Cellular Entity, or otherwise facilitate any effort or attempt to do or seek any of the foregoing and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. SICC and each Shareholders will promptly (but no later than 24 hours after receipt) communicate to Buyer (and provide a written copy of any relevant materials relating to) the fact that it or any Affiliates or other Person covered by this Section 6.13 has received any proposal or inquiry in respect of any such transaction and of any such information requested from it or of any such negotiations or discussions being sought to be initiated.

6.14         Public Announcements. Prior to the Closing Date, no party hereto nor any Affiliate, representative or shareholder of such party, shall disclose any of the terms of this Agreement to any third party without the other parties’ prior written consent, except as required to obtain the Consents, waivers and authorizations listed in the Schedules and except as reasonably necessary to meet the disclosure requirements imposed by federal law on any party that has any class of securities registered with the U. S. Securities and Exchange Commission. Subject to the foregoing, the form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and the transactions contemplated hereby shall be subject to the prior approval of both SICC and the Shareholders, on the one hand, and Buyer, on the other, which approval shall not be unreasonably withheld.

6.15         Directors’ and Officers’ Insurance. For a period of five (5) years after the Effective Time, SICC shall maintain director and officer liability insurance for acts and omissions and coverage in amount and scope consistent with the coverage maintained by them as of the date hereof, and will pay all premiums required to establish tail coverage without interruption to continue the same level of liability coverage maintained as the date hereof for each director and officer that resigns or is asked to resign in connection with this transaction; provided, however, that in no event will Buyer be required to expend in the aggregate for such coverage in excess of 200% of the annual premium paid by SICC as of the date of this Agreement for the year ended December 31, 2006; provided further, however, that if this aggregate cap will be reached, Buyer shall use reasonable efforts to give the Shareholder Representative at least thirty (30) days prior notice and the opportunity to pay any excess in order to continue such insurance; provided further, however, that the failure of Buyer to deliver such notice shall impose no liability of any kind whatsoever (whether relating to such insurance or otherwise) to Buyer, SICC or any of their respective Subsidiaries.

6.16         Payment of Certain Fees. Each Party shall bear its own fees and incurred in connection with obtaining FCC and all other Governmental Agency approval of the transactions contemplated by this Agreement and the Related Documents, and the parties shall each pay one-half of any related application fees and the filing fee associated with filings required under the HSR Act.

6.17         Tax Matters. Without the prior written consent of Buyer, neither SICC nor any Subsidiary shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to SICC or any Cellular Entity, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to SICC or any Cellular Entity, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of SICC or any Cellular Entity for any period ending after the Closing Date or decreasing any Tax attribute of SICC or any Cellular Entity existing on the Closing Date.

6.18         Long Term Debt. With respect to long-term Indebtedness, where required by the underlying debt instruments, as soon as practicable after the date of this Agreement, SICC and Buyer shall cooperate with each other and shall contact the appropriate creditors to request, and use their reasonable efforts to obtain, the creditor’s consent (“Creditor Consent”) to the transfer of control of SICC and any other consents necessary to avoid the occurrence of any event of default under any long term Indebtedness upon Closing. Each Party shall bear its own costs and expenses in obtaining such consents.

6.19         First Refusal Rights.

(a)           General. Between the date of this Agreement and through the Closing and subject to the terms and conditions of this Section 6.19, the SICC and the Shareholders shall, and shall cause each of its Affiliates to, at the Shareholder’s sole cost and expense, [****](9)  Without limiting any provision of this Section 6.19, SICC and the Shareholders shall keep Buyer reasonably apprised as to the status of its efforts and promptly furnish to Buyer copies of all notices and correspondence related hereto. Buyer agrees to cooperate reasonably with SICC in connection therewith. SICC shall not provide any notice to a third party under this Section 6.19 unless it relates to a Cellular Interest in [****](10) as set forth on Schedule 2.27 or Buyer agrees in writing or consents thereto in writing, which consent shall not be unreasonably withheld.

(b)           Notice to First Refusal Right Holders.

(9) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(10) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(i)            SICC shall, and shall cause each of its Affiliates to, provide notice to each holder of a First Refusal Right (or other Person entitled to notice) listed on Schedule 2.27 in a form of notice reasonably acceptable to Buyer that applies to each particular First Refusal Right (the “Offer Notice”) in accordance with the terms and conditions of this Section 6.19. SICC shall deliver the Offer Notice to the holders of the First Refusal Rights holders on the date specified in writing by Buyer, which date Buyer agrees will be as promptly as practicable, but in no event later than fifteen (15) days after the execution of this Agreement. Unless otherwise required by the terms of a First Refusal Right, SICC and the Shareholders shall not, and shall cause each of its Affiliate not to, deliver any Offer Notice until SICC and Buyer have agreed upon the date at which such Offer Notice should be delivered to the First Refusal Right holder.

(ii)           Each Offer Notice will be accompanied by a purchase agreement that provides the general terms and conditions on which any holder of a First Refusal Right will be entitled to purchase any portion or all of a Cellular Interest pursuant to a First Refusal Right. SICC and Buyer will agree on a mutually acceptable form of purchase agreement within ten (10) days after the execution of this Agreement.

(iii)          [****](11)

(c)           Responses from First Refusal Right Holders.

(i)            SICC and the Shareholders will immediately advise Buyer of any notices or communications (whether written or oral) and provide Buyer with copies of any notices or communications received by SICC, the Shareholders, or any of their Affiliates in response to an Offer Notice or otherwise related to a First Refusal Right.

(ii)           In the event that SICC, the Shareholders or any of their Affiliates is required to deliver any subsequent Offer Notices to holders of First Refusal Rights in addition to the original Offer Notice specified in Section 6.19(b), SICC and the Shareholders shall, and shall cause each of its Affiliates to, provide such notice in a form reasonably acceptable to Buyer.

(iii)          In the event that SICC is required to recalculate the offer price payable by any First Refusal Right holder due to the presence of over-subscription or similar rights that are triggered if any other holder of First Refusal Right fails to purchase its proportionate share of any Cellular Interests subject to a First Refusal Right, then SICC will prepare a revised calculation of such offer price and obtain Buyer’s written approval, which will not be unreasonably withheld, of such calculation prior to distributing any notice containing such revised offer price in accordance with Section 6.19(c)(ii).

6.20         Tower Documents. Prior to the Closing, SICC shall, and shall cause its Affiliates to, make available to Buyer any and all Tower Documents for any Tower Site. If, prior to the

(11) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

Closing Date, Buyer determines that any of the Tower Documents for any Tower Site are missing, inaccurate or incomplete, at Buyer’s sole discretion, SICC (at its cost and expense) shall obtain and deliver, or cause to be obtained and delivered, to Buyer full, correct and complete copies of such missing, inaccurate or incomplete Tower Documents. Notwithstanding the foregoing provisions of this Section 6.20, SICC shall not be required to obtain, create or furnish any of the items specified in the definition of Tower Documents if any of such items are not available, unless SICC or any of its Affiliates is required by any judgment, decree, order, law, statute, ordinance, rule, regulation or other legal requirement in effect prior to the Closing Date to possess such Tower Documents.

6.21         Software Licenses. With respect to the third party software licenses of SICC set forth on Schedule 6.21 that contain change of control provisions that would be triggered on the Closing, SICC and the Shareholders shall use commercially reasonable efforts to assist Buyer and SICC in efforts to enter into license agreements substantially similar to such existing software license agreements in order for Buyer to operate the business on and after the Closing Date in the manner it was operated prior to the Closing Date.

6.22         Customer Lists. All documents and computer files containing the names and addresses of customers of the business of SICC and its Subsidiaries shall remain the property of SICC and its Subsidiaries at Closing and all copies thereof in the possession of the Shareholders or their Affiliates shall be turned over to Buyer and shall not be used or retained in whole or in part by the Shareholders or their Affiliates after the Closing. For two (2) years following the Closing Date, neither the Shareholders nor any of their Affiliates shall use any customer lists to solicit customers or for any other purpose.

6.23         Post-Closing Assurances. Each of the parties hereto will cooperate with the other and execute and deliver to the other party such other instruments and documents and take such other actions as may be reasonably requested from time to time by such other party as necessary to carry out, evidence and confirm the intended purposes of this Agreement. Each of the parties will cause its respective directors, officers, employees and advisors to comply with this Section to the extent necessary or desirable to fulfill the purposes thereof.

6.24         Non-Compete; Confidential Information.

(a)           The Shareholders acknowledge that (i) they have been engaged in the business of SICC and its Subsidiaries; (ii) they have assisted the development of such business; (iii) they have had access to trade secrets and Intellectual Property of and confidential information concerning the business; (iv) the agreements and covenants contained in this Section 6.24 are essential to protect the business, which is being purchased by Buyer; and, (v) Buyer has advised the Shareholders that Buyer would not purchase the business but for such agreements and covenants. Accordingly, and except as provided below in this Subsection (a), the Shareholders covenant and agree that, for or a period of two (2) years following the Closing Date, the Shareholders shall not, and shall not permit any of their Affiliates to, directly or indirectly market, sell, or provision Cellular Service in the counties and communities of the state of Illinois set forth on Schedule 6.24. Buyer shall, during this two (2) year period, continuously offer the Shareholders and any of their Affiliates the right to act as agents to resell cellular service offered by SICC and its Affiliates, or any successors thereto, on terms that are customary and reasonable and that are generally available to any other agent of Buyer reselling such service. Notwithstanding anything in this Section 6.24 to the contrary, none of the following activities shall be restricted by or constitute a breach of this Section 6.24: the ownership by the Shareholders or any of their Affiliates, as a passive investment, of less than 5% of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly trading on Nasdaq, or the resale of Cellular Services by HTC Technologies Co. in the portion of Randolph County, Illinois identified on Schedule 6.24.

(b)           The Shareholders acknowledge that a violation or breach of this Section 6.24 will cause harm to Buyer, SICC and the Subsidiaries that would not be quantifiable and for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer will be entitled to injunctive and other equitable relief restraining such violation (without any requirement that Buyer provide any bond or other security) and shall be entitled to recovery of attorneys’ fees in connection therewith.

(c)           For a period of five years from and after the Closing Date, neither any Shareholder nor any of its Affiliates shall use or take any action whatsoever which would result in disclosure to any third party of any confidential information about the SICC, its Subsidiaries, the Cellular Entities, the Cellular Interests or the business of SICC and its Subsidiaries, provided that none of such parties shall be required to maintain as confidential any information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Affiliates, agents or representatives; (ii) is obtained from a third party, provided that such third party is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any other Person with respect to such information; or, (iii) is required to be disclosed by a Shareholder or any of its Affiliates under any requirement of law, provided that Buyer shall be given prompt written notice of the request for such information and such Shareholder shall use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded the information.

6.25         Employees.

(i)            For purposes of vesting, eligibility to participate and level of benefits (but not benefit accrual under pension or similar plans) under the employee benefit plans (including, without limitation, severance plans) of Buyer and its Subsidiaries providing benefits to any employees of SICC or its Subsidiaries (collectively, an “SICC Employee”) after the Effective Time (the “New Plans”), each SICC Employee shall be credited with his or her years of service with SICC and its Subsidiaries before the Effective Time, to the same extent as such SICC Employee was entitled, before the Effective Time, to credit for such service under any similar SICC employee benefit plan in which such SICC Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of Buyer’s employees is not taken into account.

(ii)           From and after Closing, each SICC Employee will remain covered under the terms of the SICC employee benefit plans in which such SICC Employee participated immediately before Closing (such plans, collectively, the “Old Plans”) until such time as Buyer transfers the SICC Employee to a New Plan. Notwithstanding the foregoing sentence, any SICC Employee whose employment with SICC or an Affiliate is severed at or after the Closing will be paid by Buyer or an Affiliate under Buyer’s severance plan generally applicable for Buyer employees, except with respect to Terry Addington, Michael Beehn, Michael Jaksich, Dale Lewis and Tania Seger, who will be paid by Buyer or an Affiliate pursuant to Section 1(b) of their respective agreements with SICC. Buyer shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan to the extent information is provided by the SICC Employee.

(iii)          SICC may provide a retention pool (the “Retention Pool”) for the purpose of retaining the services of key employees of SICC, which shall be funded by Buyer in the amount set forth on Schedule 6.25(iii). Prior to the Closing Terry Addington, or in the event that he is not able to perform such function, his designee (Mr. Addington or such designee, the “Administrator”), and Buyer shall mutually determine the SICC Employees eligible to receive retention awards from the Retention Pool (each a “Retention Bonus”) and any criteria for payment of the Retention Bonus, and shall determine the final allocation of payments from the Retention Pool. From and after the Closing, Mr. Addington may be replaced as Administrator of the Retention Pool by a individual to be designated by Buyer, after which the administration of the Retention Pool shall be conducted in Buyer’s sole discretion. Participants in the Retention Pool shall receive, as soon as administratively possible, any Retention Bonus which would have been otherwise due to them in the event that their employment is terminated due to a “qualifying resignation” or terminated without cause or as a result of death or disability prior to the date of required service for the Retention Bonus. For purposes of clarification, such individuals eligible to receive the Executive Retention Bonuses shall not be eligible to participate in the Retention Pool. The Administrator shall be indemnified for all good faith actions taken in connection with the Retention Pool, to the fullest extent permitted by applicable Law. Buyer shall have no obligation to make payments pursuant to the Retention Pool in the event this Agreement is terminated or abandoned. For purposes of this Section 6.25, the term “qualifying resignation” is defined as a resignation of any employee within thirty (30) business days following the occurrence of any of the following events: (i) without employee’s consent, a significant and material reduction of employee’s base pay or duties or responsibilities relative to employee’s base pay or duties or responsibilities in effect immediately prior to such reduction (for purposes of clarification, a change in the title will not, in any circumstance, be deemed a “qualifying resignation”) or (ii) a relocation of employee’s principal workplace outside of a one hundred (100) mile radius from the employee’s principal workplace as of the Closing. The Administrator of the Retention Pool shall at his/her sole discretion determine if a qualifying resignation has occurred.

6.26         [****](12)

(12) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE 7
TAX MATTERS

7.1           Tax Matters.

(a)           Cooperation. The Buyer, SICC and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SICC, the Shareholders and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to SICC and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or the Shareholders, any extensions thereof) of the respective taxable periods, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, SICC or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Mitigation. The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

(c)           Tax Sharing Agreements. Any Tax sharing agreement or policy between the SICC or its Affiliates and the Shareholders or their Affiliates shall be terminated as of the Closing Date and will have no further effect as to SICC or its Affiliates for any Taxable period after the Closing.

(d)           Liability for Taxes; Filing of Returns.

(i)            Responsibility for Pre-Closing Taxes. From and after the Closing Date, the Shareholders jointly and severally agree to pay any Taxes payable by SICC and its Subsidiaries (i) for all taxable periods ending on or prior to the Closing Date and (ii) for all Straddle Periods, for that portion of such taxable period up to and including the Closing Date, but in either event only to the extent such Taxes have not been previously paid by SICC and/or its Subsidiaries prior to the Closing, were not deducted from the Purchase Price pursuant to Section 1.4, or are not reflected in current liabilities in the calculation of the Initial Working Capital Adjustment Amount or, if completed, the Final Working Capital Adjustment Amount. The income of SICC and its Affiliates will be apportioned based on the actual income related to the period up to and including the Closing Date and to the period after the Closing Date by closing the books of SICC and its Affiliates as of the Effective Time. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Taxable period ending on the

Closing Date shall (i) in the case of any Taxes not based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any tax credits relating to a Straddle Period shall be applied to the taxable period ending on the Closing Date. Additionally, any overpayments of taxes and tax refunds that are not included in the Working Capital Adjustment Amount shall first off-set any Taxes that may then be claimed due from the Shareholders under this Section 7.1, and to the extent no such Taxes are then claimed as due shall be paid to the Shareholders within fifteen (15) days of the receipt thereof.

(ii)           Preparation of Tax Returns. The Shareholders shall cause to be prepared, at SICC’s expense and in a manner consistent with past practices, all Tax Returns of SICC and its Subsidiaries for taxable years or periods ending on or before the Closing Date but which are due to be filed after the Closing Date (taking into account all applicable extensions of time for filing), and shall cause such Tax Returns to be delivered to the Buyer for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). If the Buyer has any comments to the Tax Returns, the Shareholders will consider any such comments in good faith.

(iii)          Filing Tax Returns; Tax Shortfalls. The Buyer shall file all such Tax Returns and pay any Taxes due thereon, but only to the extent such Taxes are reflected in the calculation of the Initial Working Capital Adjustment Amount or, if completed, the Final Working Capital Adjustment Amount (otherwise, the Shareholders shall pay such Taxes). To the extent the Shareholders owe the Buyer an amount for Taxes under this Section 7.1 that was not deducted from the Purchase Price pursuant to Section 1.4 or that is not reflected in the calculation of the Initial Working Capital Adjustment Amount or, if completed, the Final Working Capital Adjustment Amount (a “Tax Shortfall”), the Buyer shall notify the Shareholder Representative of the amount of such Tax Shortfall, together with a detailed explanation of the calculation thereof, as soon as practicable but no later than fifteen (15) days before such obligation is due to be paid. The Shareholders shall cause the amount of such Tax Shortfall to be transferred by wire transfer to Buyer no later than five (5) days before such payments are due; provided that Shareholders shall remain jointly and severally liable for the payment of Taxes under this Section 7.1 to the extent that the amount of funds transmitted via such wire transfer is less than the amount of such Taxes owed.

(e)           Tax Proceedings. In case any written claim, demand or deficiency with respect to any Tax is asserted or any action is commenced or written notice is given by any Taxing authority against SICC or Buyer, in respect to which indemnity may be sought against the Shareholders in accordance with Section 10.1 of this Agreement, Buyer shall give prompt written notice to the Shareholders. The failure of Buyer to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Shareholders are actually prejudiced by such failure. The Shareholders shall promptly give written notice to Buyer of any written or other notification received by the Shareholders from a Taxing authority of a proposed adjustment with respect to any Tax of SICC or its Affiliates which is attributable to Tax periods ending on or before the Closing Date and shall also promptly give written notice to Buyer if a Taxing authority threatens to assert against SICC or Buyer the Tax Liability of any others (including, but not limited to, the Shareholders). The Shareholders shall have the right to control, contest and defend at its sole cost and expense and with counsel reasonably acceptable to the Buyer. Buyer shall reasonably cooperate with respect to the portion of any claim, action or proceeding with respect to any Tax for which the Shareholders are responsible at the sole cost and expense of the Shareholders. The Shareholders jointly and severally agree to pay to Buyer and SICC all of their reasonable expenses which they shall incur in connection with such cooperation. The Shareholders shall keep Buyer reasonably informed of the progress of any such claim, action or proceeding and shall allow Buyer’s reasonable participation therein at Buyer’s expense. The Shareholders may not settle any such claim, action or proceeding in a manner which would materially adversely affect SICC or its Affiliates after the Closing Date unless the Shareholders obtain the prior written consent of Buyer, which consent shall not unreasonably be withheld. Buyer may request that the Shareholders decline to take any further action with respect to any claim, demand or deficiency described herein, and the Shareholders thereafter shall take no further action provided that Buyer has notified the Shareholders in writing that it waives its right to indemnification for any liability resulting therefrom. In the event the Shareholders request SICC to pay Taxes to a Governmental Authority prior to contesting the assessment thereof and thereafter to file a claim or suit for refund, the Shareholders shall advance to SICC, on an interest-free basis, the amount of any such payment, after which SICC shall promptly pay the amount to the Governmental Authority as directed by the Shareholders.

(f)            Resolution of Disagreements. If Buyer and the Shareholders disagree as to the amount of Taxes for which each is liable under this Agreement or the amount of any Tax Shortfall, Buyer and the Shareholders shall promptly consult each other in an effort to resolve such dispute. If any such dispute cannot be resolved within 60 calendar days of the initial date of consultation, Buyer and the Shareholders shall within ten (10) calendar days after such 60-day period submit such dispute to resolution in accordance with Section 12.11; provided, that the arbitrators so selected pursuant to such provision shall also be certified public accountants licensed or tax lawyers from a nationally recognized law firm and practicing in Illinois.

(g)           Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting SICC or its Affiliates shall be made by SICC, its Affiliates or the Shareholders after the date of this Agreement without the prior written consent of Buyer which consent shall not be unreasonably withheld. SICC and its Affiliates will forward any material Tax elections affecting such entities to the Buyer prior to Closing.

(h)           Transfer Taxes. Shareholders shall pay and be jointly and severally liable for any sales, use, transfer and documentary Taxes and similar recording and filing fees applicable to the transfer of the Shares to Buyer at Closing under the laws of the State of Illinois or North Carolina.

(i)            Tax Carryovers. Buyer may elect, where permitted by law, to carry forward any Tax attribute of SICC arising in any Taxable period that begins on or after the Closing Date that, absent such election, would be carried back to a Taxable period ending on or before the Closing Date; provided, however, that in no event shall the Shareholders have any liability for Taxes under this Agreement as a result of the effect of any such election on any tax period or partial tax period prior to the Closing and, for the purposes of determining the liability of the Shareholders with regard to Taxes under this Agreement, any such election shall be disregarded and treated as if such Tax attribute had been carried back to a Taxable period ending on or before the Closing Date.

(j)            Parachute Payment Taxes. [****](13) SICC, the Shareholders and their tax advisors shall make a proposal in writing to Buyer at least five (5) days prior to the Closing Date setting out proposed withholding amount and any proposed calculation of the excise taxes resulting from IRC Section 280G parachute payments and the basis for such determinations, and the amount so determined shall be utilized for such calculation purposes unless Buyer shall, in good faith, question the reasonableness of such calculation amounts, in which event the parties agree to confer promptly to reach agreement on the appropriate and reasonable amount to be so withheld.

ARTICLE 8
CLOSING

8.1           Closing Date, Time and Place. Unless this Agreement is earlier terminated in accordance with this Agreement, and unless the parties otherwise agree in writing, the Closing shall take place at such place as agreed to by the parties, at 9:30 a.m., local time, on the last business day of the month after all conditions to Closing set forth in Articles 4 and 5 have been satisfied or waived in writing, other than conditions by the terms of which are to be performed at the Closing (the “Closing Date”). No party to this Agreement may rely on the failure of any condition to its obligations to consummate the transactions contemplated hereby if such failure was caused by such party’s failure to comply with its obligations under this Agreement. Such Closing shall be effective as of 11:59 p.m. on the Closing Date (the “Effective Time”). If the Closing has not taken place by 5:00 p.m. Central Time on the date [****](14) after the date hereof (the “Termination Date”) this Agreement may be terminated as provided in Section 11.1(a); provided, however, that if the Closing has not occurred by such date because the conditions set forth in Sections 4.4 and 5.4 relating to regulatory approvals have not been fulfilled, the Termination Date shall automatically be extended by another sixty (60) days.

(13) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

(14) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

ARTICLE 9
SURVIVAL AND EXPIRATION OF REPRESENTATIONS,
WARRANTIES AND COVENANTS

9.1           Survival and Expiration of Representations, Warranties and Covenants.

(a)           All representations and warranties made by each of the Buyer, SICC and the Shareholders in or pursuant to this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing.

(b)           The representations and warranties contained in this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto shall survive the Closing for fifteen (15) months after the Closing Date and shall expire on the same date that the fifteen (15) month term of the Escrow Agreement ends; provided, however, that:

(i)            the representation and warranties contained in Sections 2.1, 2.2, 2.3(a), 2.3(b)(i)(2), 2.3(b)(ii), 2.4, 2.5(a), 2.8(a), 2.13(a), 2.21, 2.32 and 2.27(b) (the “Shareholder Transaction Representations”), 3.1, 3.2, 3.3 and 3.5 shall survive without limitation; and,

(ii)           the representations and warranties contained in Section 2.15 shall survive the Closing until the expiration date of the applicable statute of limitations period; and

(iii)          the representations and warranties contained in Sections 2.19 and 2.20 shall survive until the expiration of three years after the Closing Date.

(c)           Except for Article 10 or as otherwise set out in Section 9.1(b) above, all other covenants and agreements of the parties contained in or made in accordance with the Agreement shall survive Closing in accordance with the terms of such covenant or agreement and shall remain operative and in full force and effect until the expiration date of the statute of limitations period applicable to contractual obligations.

(d)           Article 10 shall survive the Closing and shall remain in effect indefinitely. Any claim by a party for indemnification under Article 10 must be submitted to the breaching party in writing prior to the expiration of the applicable survival period specified in Sections 9.1(b) or (c). Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein. The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, will not affect the right of indemnification, or any other remedy based on such representations, warranties, covenants or obligations. Notwithstanding anything herein to the contrary, any representation, warranty, covenant and agreement that is the subject of a claim asserted in writing together with adequate written detail to evidence the existence of and basis for such claim prior to the expiration of the applicable survival period set forth in Sections 9.1(b) or (c), shall survive with respect to such claim or any dispute with respect thereto until the final resolution thereof.

ARTICLE 10
INDEMNIFICATION

10.1         Indemnification by the Shareholders. The Shareholders shall be jointly and severally responsible and liable for, and hereby agree to indemnify, defend and hold harmless the Buyer, SICC and their respective officers, directors, managers, agents, employees, successors and permitted assigns, at all times from and after the Closing, from, against and in respect of all losses, damages, liabilities, deficiencies, Taxes, and expense (“Loss” or “Losses”) resulting from (a) any failure, untruth, inaccuracy or breach of any representation or warranty of the Shareholders or SICC contained in this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto or in connection herewith; (b) any breach or non-fulfillment of any covenant or agreement of SICC or any Shareholder made in this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto or in connection herewith; (c) Taxes for which the Shareholders are responsible in accordance with Article 7 of this Agreement, or any liability of SICC to make payments to or indemnify any other Person with respect to Taxes, for any Taxable period or portion thereof ending on or before the Closing Date; and, (d) all actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties, amounts properly and reasonably paid in settlement to any third party, and costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing. The Shareholders shall not be liable for any indemnity pursuant to this Section 10.1(a) (other than claims with respect to the Shareholder Transaction Representations and claims arising from Section 7.1, which shall not be subject to this limitation) until the aggregate of all Losses incurred by Buyer exceed $500,000, and then the Shareholders shall be liable for all such Losses beginning with the first dollar of such Loss. Notwithstanding the foregoing or any other provision of this Agreement or any Related Document to the contrary, in no event shall the Shareholders, individually or collectively, be liable to Buyer for any claims for indemnity pursuant to this Section 10.1(a) (other than claims with respect to Shareholder Transaction Representations and claims arising from Section 7.1, which shall not be subject to this limitation) related to this Agreement or the transactions contemplated hereby, whether by indemnification or otherwise, for more than the funds held in the Escrow pursuant to Section 1.2.

10.2         Indemnification by Buyer. Buyer shall be responsible for, and hereby agrees to indemnify, defend and hold harmless each of the Shareholders and their respective agents, legal representatives, successors and permitted assigns, at all times from and after the Closing, from, against and in respect of all Losses resulting from: (a) any failure, untruth, inaccuracy or breach of any representation or warranty of either Buyer contained in this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto or in connection herewith; (b) any breach or non-fulfillment of any covenant or agreement of either Buyer made in this Agreement or in any agreement, Schedule or certificate delivered pursuant hereto or in connection herewith; and, (c) all actions, suits, proceedings, claims, demands, assessments, judgments, fines, penalties, amounts paid in settlement, costs and expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing. Buyer shall not be liable for any indemnity pursuant to this Section 10.2(a) (other than claims with respect to representations in Sections 3.1, 3.2, 3.3 and 3.5 which shall not be subject to this limitation) until the aggregate of all Losses incurred by the Shareholders exceed $500,000, and then Buyer shall be liable for all such Losses beginning with the first dollar of such Loss. Notwithstanding the foregoing or any other provision of this

Agreement or any Related Document to the contrary, in no event shall Buyer be liable to the Shareholders, individually or collectively, for any claims for indemnity pursuant to this Section 10.2(a) (other than claims with respect to representations in Sections 3.1, 3.2, 3.3 and 3.5 which shall not be subject to this limitation) related to this Agreement or the transactions contemplated hereby, whether by indemnification or otherwise, for an amount greater than the Escrow Amount.

10.3         Indemnification Procedure.

(a)           Following the Closing, any party claiming indemnification under this Agreement (an “Indemnified Party”) shall give to the party from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (an “Indemnification Notice”) of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. The failure of an Indemnified Party to give prompt notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced by such failure. If any such demand arises out of a claim made by any Person that is neither a party to this Agreement nor Affiliated with a party to this Agreement (a “Third Party Claim”), such notice shall also be accompanied by any papers, documents or pleading received by the Indemnified Party related to such Third Party Claim. Within ten days after receipt of an Indemnification Notice, the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Agreement, and if the Indemnifying Party is the Shareholders this notice shall be in accordance with Section 1.5, and (ii) with respect to a Third Party Claim, whether the Indemnifying Party agrees to defend the Indemnified Party against the Third Party Claim at the Indemnifying Party’s sole cost and expense.

(b)           In the case of a Third Party Claim, if the Indemnifying Party timely notifies the Indemnified Party that it does not dispute its potential liability to the Indemnified Party under this Agreement and/or that the Indemnifying Party elects to assume the defense thereof, then the Indemnifying Party shall defend, at its sole cost and expense with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled in accordance with the procedures of this Article 10. The Indemnifying Party shall have full control of such defense and proceedings, at its sole expense and risk. If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party in contesting any Third Party Claim. In addition, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party, in which case the Indemnified Party shall bear the costs and expenses relating to such participation. Notwithstanding the foregoing, (i) the Indemnified Party shall have the unilateral right to pay or settle such Third Party Claim at any time in which event the Indemnified Party shall be deemed to have waived any right to indemnification therefor by the Indemnifying Party and (ii) if the remedy sought by the claimant with respect to a Third Party Claim is not solely for money damages, and would affect the operation of the business of SICC or its Subsidiaries after the Closing, the Indemnifying Party shall not settle such Third Party Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

(c)           In the case of a Third Party Claim, if the Indemnifying Party does not timely notify the Indemnified Party, and if the Indemnifying Party is the Shareholders this notice shall be in accordance with Section 1.5, or elects not to defend the Indemnified Party, or, having assumed the defense and settlement of such Third Party Claim, fails reasonably to contest such Third Party Claim in good faith, then the Indemnified Party, without waiving its right to indemnification, shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnified Party in contesting any Third Party Claim and may participate in, but not control, any defense or settlement controlled by the Indemnified Party, in which case the Indemnifying Party shall bear the cost and expenses relating to such participation.

(d)           In the case of a claim that is not a Third Party Claim, if the Indemnifying Party does not timely dispute its potential liability, and if the Indemnifying Party is the Shareholders this notice shall be in accordance with Section 1.5, then the claim specified by the Indemnified Party in the Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party does timely dispute such claim, then the claim shall be resolved by negotiation of the parties or pursuant to Section 12.11 hereof.

(e)           In the event of any claim for indemnity hereunder, Buyer agrees to give the Shareholders and their respective representatives reasonable access to the books and records and employees of SICC in connection with the matters for which indemnification is sought to the extent such Shareholders reasonably deem necessary in connection with their rights and obligations hereunder.

(f)            For purposes of clarification, if in the event of a claim for indemnification for Tax related Losses there exists a conflict between the provisions of this Section 10.3 and Section 7.1(e), the provisions of Section 7.1(e) shall control.

10.4         Exclusive Remedy. After the Closing, and except as set forth below, the indemnities set forth in this Article 10 shall be the exclusive remedies of the Buyer and the Shareholders and their respective officers, directors, employees, agents, Affiliates, legal representatives, successors and permitted assigns. The foregoing limitation shall not apply with respect to any claim based on intentional fraud or the break-up fee set forth in Section 11.3, and shall also not preclude any party from seeking any equitable remedy provided for in this Agreement.

10.5         Determination of Losses. The Parties shall make appropriate adjustments for tax benefits (or liabilities) and proceeds received from insurance coverage in determining the amount of any claims for purposes of this Article 10. This Section 10.5 shall not require any party to delay the pursuit of indemnification under this Article 10 until resolution of claims against a party’s insurance, provided that no such indemnification shall be finalized without adequate provision for adjustment with respect to such insurance proceeds.

10.6         No Punitive Damages. Anything herein to the contrary notwithstanding, no party shall be liable under this Agreement for any punitive or exemplary damages.

ARTICLE 11
TERMINATION

11.1         Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           By written notice by the Shareholders, on the one hand, or Buyer, on the other, if the Closing has not occurred by the Termination Date; provided, however, that no party shall be entitled to terminate this Agreement pursuant to this subsection if its breach of this Agreement has prevented the consummation of the transactions contemplated hereby;

(b)           By mutual written consent of the parties hereto;

(c)           By written notice by the Shareholders, on the one hand, or Buyer, on the other hand, if there has been a material misrepresentation or material breach in the representations and warranties or covenants set forth in this Agreement and: (i) the breaching party fails to cure the breach within ten (10) days after written notice of the breach, which notice shall include a reasonable description of the breach; or (ii) the breach is not susceptible to cure due to the nature of the breach; or,

(d)           By written notice by the Shareholders, on the one hand, or Buyer, on the other, in the event of failure of any condition to closing hereunder not within the control of such party, which failure is not cured within five (5) days after written notice of such failure to the party claimed to be in default.

11.2         Procedure Upon Termination. If this Agreement is terminated as provided herein:

(a)           Return of Records. Each party shall as promptly as practicable redeliver to the party furnishing the same, all data, information and other written material (including all copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

(b)           Confidentiality. All information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used by such party, or disclosed to third parties and shall remain subject to the Confidentiality Agreement between ALLTEL Corporation and Daniels on behalf of SICC, SIRP and First Wireless, Inc. dated August 19, 2005.

11.3         Effect of Termination; Break-up Fee. In the event of the termination of this Agreement as provided in Section 11.1, this Agreement shall become wholly void and of no further force and effect, except that the provisions of this Section 11.3, and Sections 6.14, 6.16, 6.19,10.6, 11.2 and Article 12 shall survive any termination. Notwithstanding the foregoing, no termination shall relieve any party from liability for any breach by that party of its representations, warranties, covenants or agreements set forth in this Agreement or any Related Agreement, and the aggrieved party shall be entitled to all rights and remedies at law or in equity with respect to any such breach; and in the event this Agreement is terminated by the Shareholders pursuant to Section 11.1(c), and notwithstanding any other provision of this Agreement to the contrary, Buyer shall pay to the Shareholders a break-up fee in the amount of [****](15), which amount shall be paid by Buyer within thirty (30) days of the effective date of such termination, and shall accrue interest at the rate of ten percent (10%) per year until paid in full. The parties agree that this amount is not a penalty, but represents the parties’ good faith determination of the damage that SICC will incur in the event of such termination. The parties further agree that the break-up fee set forth in this Section 11.3 shall be the sole and exclusive remedy of the Seller and the Shareholders and their respective officers, directors, employees, agents, Affiliates, legal representatives, successors and permitted assigns in the event this Agreement is terminated by the Shareholders.

ARTICLE 12
GENERAL PROVISIONS

12.1         Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements, documents, and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between SICC or the Shareholders, on the one hand, and Buyer, on the other, and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. This Agreement may not be modified or amended except by a written instrument executed by the parties; provided, however, that the signatures of any five of the Shareholders shall be sufficient to bind all of the Shareholders thereto.

12.2         Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

12.3         Notices and Demands. Any notice or demand which, by any provision of this Agreement or any Related Documents, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served and received for all purposes upon the earlier of receipt, or three days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or by express delivery providing receipt of delivery, to the following addresses:

(15) Material omitted pursuant to a request for confidential treatment under Rule 24b-2 of the Exchange Act of 1934. Material filed separately with the Securities and Exchange Commission.

If to Buyer to:

ALLTEL Communications, Inc.

One Allied Drive

Little Rock, AR 72202

Attention:  Executive Vice President and Secretary

Facsimile Number:  501-905-0962

If to SICC or the Shareholders before Closing to:

Southern Illinois Cellular Corp.

417 South 42nd Street

Mt. Vernon, IL  62864

Attn:  Terry Addington

If to Shareholders after Closing to:

Crosslink Wireless, Inc.

60A Technical Center

Crossville, IL   62827

Attn:  George Rawlinson

Egyptian Communication Services, Inc.

1010 W. Broadway

Steeleville, IL  62288

Attn:  Kevin J. Jacobsen

Hamilton County Communications, Inc.

PO Box Drawer B

Dahlgren, IL   62828

Attn:  Robert Thomason

HTC Holding Co.

Harrisonville Telephone Co.

213 S. Main

Waterloo, IL   62298

Attn:  H.R. Gentsch

MJD Services Corp.

521 E. Morehead Street

Suite 250

Charlotte, NC  28202

Attn:  Tom Griffin

Shawnee Communications, Inc.

120 W. Lane

Equality, IL   62934

Attn:  James Coyle

Wabash Independent Networks, Inc.

210 S. Church St.

Louisville, IL   62858

Attn:  David Grahn

Tracy J. Nugent

Meyer Capel, A Professional Corporation

306 W. Church Street

P.O. Box 6750

Champaign, Illinois 61826-6750

and to:

Mark Stanley

302 W. Robinson Street

Carmi, IL  62821

or at any other address designated by any party to this Agreement to each of the other parties in writing. Notwithstanding the foregoing, notice to the Shareholder Representative following the Closing shall constitute notice to all Shareholders without regard to whether any Shareholder is copied in accordance with the foregoing provisions, provided, however, Buyer shall use its best efforts to deliver any such notice to each Shareholder at their respective addresses set forth in this Section 12.3.

12.4         Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

12.5         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited if or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions or this Agreement.

12.6         Complete Agreement. Except insofar as it refers to other agreements and instruments to Related Documents, this Agreement is intended by the parties hereto to be a complete and final expression of their agreement, superseding any prior arrangement or understanding, written or oral with respect to the subject matter. This Agreement may not be contradicted by evidence of any prior or contemporaneous oral agreement.

12.7         Expenses. Unless otherwise provided for in this Agreement, each of Buyer, and the Shareholders shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. For the purpose of clarification, SICC and its Subsidiaries shall not bear, incur or otherwise be charged with any expenses of the Shareholders in connection with this Agreement.

12.8         Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns only. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or delegated by any of the parties hereto, either in whole or in part, without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Buyer may assign this Agreement to a subsidiary of Buyer prior to or at the Closing and may also deliver the Purchase Price through such subsidiary; provided, however, that (a) no assignment shall be permitted if such assignment would have a materially adverse impact on either the likelihood or timing of receipt of the FCC’s consent to the assignment of the FCC Authorizations; and (b) assignment shall not relieve Buyer of any of its obligations hereunder. For purposes of this Section 12.8, any delay in excess of seven (7) days shall be deemed a material adverse impact on the timing of receipt of the FCC’s requisite consent.

12.9         Accounting; Other Terms. All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP. The term “including” shall mean including without limitation.

12.10       Parties. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Without limiting the foregoing, no third Person shall be a beneficiary of any provision of this Agreement.

12.11       Arbitration and Dispute Resolution. Any controversy, claim, or dispute relating to the performance of this Agreement (a “Dispute”) shall be resolved in accordance with the procedure specified in this Section 12.11. Either party may serve written notice of any Dispute to the other party. The parties shall meet to attempt to resolve the Dispute within ten (10) days of such notice. Such meeting shall be attended by individuals with decision-making authority who will negotiate in good faith to attempt to reach a resolution of the Dispute prior to pursuing other available remedies. If, within fifteen (15) days after such meeting, the parties have not succeeded in negotiating a resolution of the Dispute, such Dispute shall be resolved through final and binding arbitration conducted by three (3) arbitrators familiar with the telecommunications industry and with no conflicts with any party or material relationship with any party. The arbitration shall be held in Chicago, Illinois in accordance with the then-current Rules of Conciliation and Arbitration of the American Arbitration Association, or such other rules as the parties may agree in writing. Such arbitrators shall be selected by mutual agreement of the parties within ten (10) days of the request for arbitration, or failing such agreement, each party shall select one (1) arbitrator and the two (2) selected arbitrators shall mutually agree upon the selection of a third arbitrator within fifteen (15) days of the request for arbitration. Prior to the commencement of proceedings, each arbitrator will take an oath of impartiality. The parties shall be afforded ninety (90) days to conduct discovery prior to the arbitration. The arbitrators shall have the authority to resolve discovery disputes and to grant provisional or ancillary remedies, including equitable remedies. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration shall be subject to the confidentiality provisions of this Agreement. A court reporter shall be present at all arbitration proceedings in order to transcribe them and such transcription shall be the official record of such proceedings for purposes of any judicial enforcement or review proceeding. The arbitrators’ decision shall specify the basis for any award and the types of damages awarded. The parties shall bear the cost of such arbitration equally and the prevailing party in any such arbitration and any judicial enforcement or review proceeding shall be entitled to reasonable attorneys’ fees from the non-prevailing party in an amount to be determined by the arbitrators, in addition to any other award ordered by the arbitrators. Judgment on the arbitrator’s decision may be entered in any court of competent jurisdiction.

12.12       Consent to Jurisdiction, Service and Venue. For the purpose of enforcing performance of the obligations under this Agreement, or otherwise in connection herewith, the parties hereby consent to the jurisdiction and venue in any federal court located in the State of Illinois or any Illinois state court, and appoints and constitutes the individual specified in Section 12.3 to receive notices for such party as the agent of such party for all service of process in connection with any such matter. Copies of each document so served shall be sent by certified mail to the addresses of the parties as set forth herein. Each party hereby waives the right to contest the jurisdiction and venue of such courts on the ground of inconvenience or otherwise, and further waives any right to bring any action or proceeding against the other party or parties in any court other than those set forth above. The parties hereto irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any transaction contemplated hereby or thereby, and for any counterclaim with respect thereto.

12.13       Specific Performance. The parties acknowledge that their obligations under this Agreement are unique and that, prior to Closing, remedies at law, including monetary damages, will be inadequate in the event either party should default in the performance of its obligations under this Agreement. Accordingly, in the event of any such breach prior to Closing, the non-defaulting party shall be entitled to a decree of specific performance pursuant to which the defaulting party is ordered to affirmatively carry out its pre-closing obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by either party, both of whom expressly reserve any and all rights and remedies available to it at law or in equity in the event of any breach or default by the other party under this Agreement prior to Closing.

ARTICLE 13
DEFINITIONS

Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

“Affiliate” means any Person which directly or indirectly controls, is controlled by or is under common control with another Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership or voting securities, by contract or otherwise.

“Agreement” means collectively, this document and any exhibits, schedules and any agreements expressly incorporated herein as the context requires and as the same may be amended, modified, or supplemented from time to time.

“BID” means a five-digit code administered by CIBERNET Corporation that may be used instead of a SID for billing purposes to indicate a specific service area within a SID.

“Cellular Entities” means all Persons (including the Subsidiaries of SICC) engaged in Cellular Service in which SICC or any Affiliate of SICC, either directly or indirectly, owns any capital stock, limited partner interest, general partner interest, membership interest, unit or other equity or similar interest.

“Cellular Interest” means any capital stock, limited partner interest, general partner interest, membership interest, unit or other equity or similar interest in a Cellular Entity owned by SICC or any Affiliate of SICC.

“Closing” means the effectuation of the transactions contemplated hereby.

“Closing Date” means the date set forth in Section 8.1 of this Agreement.

“Closing Date Statement” has the meaning set forth in Section 1.4(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations thereunder.

“Commercial Mobile Service” has the meaning set forth in 47 U.S.C. Section 332(d).

“Consents” means the consents and approvals required to be set forth in Schedule 2.3 in accordance with the terms of Section 2.3.

“Effective Time” has the meaning specified in Section 8.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

“ERISA Affiliate” means any Person that is a member of “controlled group of corporations” with, or is under “common control” with, or is a member of the same “Affiliated service group” with SICC, as defined in Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A., acting under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement in substantially the form of attached Exhibit A.

“FCC” means the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

“FCC License” means any license, permit, approval, registration or authorization granted or issued by the FCC.

“Final Order” means an action by the FCC or the ICC as to which: (a) no request for stay of the action by the FCC or the ICC, as the case may be, is pending, no such stay is in effect, and if any time period is permitted by statute or regulation for filing any request for such a stay, such time period has passed; (b) no petition for rehearing or reconsideration, or application for review, of the action is pending before the FCC or the ICC, as the case may be, and the time permitted for filing any such petition or application has passed; (c) the FCC or the ICC, as the case may be, does not have the action under reconsideration on its own motion and the time in which such reconsideration is permitted has passed; and, (d) no petition for review or appeal to a court, or request for stay to or by a court, of the FCC’s or ICC’s action, as the case may be, is pending or in effect, and the deadline for filing any such appeal or request has passed.

“First Refusal Right” means any right of first refusal, right of first offer, preemptive right, right to consent, put right, call right, tag along right, default or similar right or other adverse claim of any kind or nature whatsoever in favor of any Person with respect to the Shares or any Cellular Interest.

“GAAP” means generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the SICC Financial Statements were prepared (to the extent such preparation was in accordance with GAAP).

“Governmental Authority” means the FCC, the ICC and any other governmental agency, body or instrumentality having jurisdiction over SICC, its Subsidiaries, a Cellular Entity, Shareholders or any of their Affiliates (whether federal, state or local), but does not include any arbitrator.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Interference Consent” means any agreement or arrangement between a party and any Person, including any present or proposed personal communications system, cellular or microwave system operator or any personal communications system, cellular or microwave licensee, conditional licensee or applicant with respect to co-channel and/or adjacent channel interference, the coordination of adjacent market channel use or other matters concerned with the operation of adjacent markets, allowing interference, restricting station operations, licensing or location, or limiting transmission time.

“ICC” means the Illinois Commerce Commission.

“Indebtedness” means the total debt (including both short- and long-term debt) of SICC and its Subsidiaries on a consolidated basis calculated in accordance with GAAP, and includes all capital leases.

“Intellectual Property” has the meaning stated in Section 2.7(a).

“Knowledge,” whether or not capitalized, means the actual knowledge of a Party upon reasonable inquiry. With respect to SICC, Knowledge means the actual knowledge of the following Persons after reasonable inquiry: Terry Addington, Tania Seger, Michael Beehn and Michael Jaksich. For purposes of this definition, “reasonable inquiry” mean that the foregoing representatives have, at a minimum, (1) reviewed the relevant statement or representation contained in this Agreement and have consulted with the appropriate individuals (which shall include, without limitation, current directors, officers and employees of SICC and any of its Subsidiaries) as to whether such individuals have knowledge of any fact or circumstance that would make such statement untrue, inaccurate or misleading and (2) if applicable, reviewed such documents as are reasonably necessary in order to assist in determination of whether such statement is untrue, inaccurate or misleading.

“Lien” means:

(a)           Any interest in property securing Indebtedness or other obligation owed to, or claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including a security interest arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes;

(b)           Reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property, including First Refusal Rights. For the purposes of this Agreement, SICC shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall be deemed to be a “Lien”; and,

(c)           With respect to shares of capital stock or other equity interest, any stockholders or buy/sell agreements, voting trust agreements, buy-back agreements, all proxies or other restrictions on voting, equity or participation rights, including First Refusal Rights.

“Material Intellectual Property” has the meaning stated in Section 2.7(b).

“OSHA” means the Occupational Safety and Health Act of 1978, as amended from time to time.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a Liability that is not yet due or delinquent, (iii) any minor imperfection of title, utility easements and the like, or similar Lien which individually or in the aggregate with other such Liens do not materially interfere with SICC’s use of the assets subject thereto or adversely affect the business or condition of SICC; (iv) Liens disclosed in Schedule 13 attached hereto, (v) Liens securing any executory obligations under any lease that constitutes an operating lease under GAAP; and, (vi) exceptions of record and standard exceptions contained in ALTA title insurance policies or commitments for issuance thereof.

“Person” means any individual, corporation, limited liability companies, partnership, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Postpay Subscribers” means the aggregate number of active mobile telephone numbers in service subscribed to the business of SICC and its Subsidiaries for Commercial Mobile Service (excluding telephone numbers assigned pursuant to prepaid and reseller contracts or arrangements), and not more than 90 days delinquent in paying their account.

“PSAP” means Public Safety Answering Point.

“Related Documents” or “Related Agreements” means any agreement, instrument or document being executed and delivered in connection with the Agreement and the transactions contemplated hereby.

“Resolved Item” has the meaning set forth in Section 1.4(b).

“Roaming Partners” is defined in Section 2.31(a).

“Roaming Revenue” means revenue recognized in accordance with GAAP by SICC or any Subsidiary for Cellular Service provided by them to subscribers of other Commercial Mobile Service providers, including, without limitation, revenues related to air time, toll and other charges applicable thereto.

“SID” means the five-digit code assigned to each market by the FCC for each FCC License.

“Subsidiary” of any Person means any corporation or other entity of which more than 50% of the outstanding voting securities are at the time owned, directly or indirectly, by such Person. With respect to SICC, Subsidiary includes each Cellular Entity other than RSA 6 & 7.

“Straddle Period” means any Taxable period that begins before the Closing Date and ends after the Closing Date.

“Tax” or “Taxes” means any federal, state or local, income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, assessment, personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not.

“Taxing Authority” means any domestic, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, exercising any taxing authority or any other authority exercising any Tax regulatory authority.

“Tax Return” means any return, report, estimate or similar statement filed or required to be filed with any Governmental Authority with respect to any Taxes (including any attached schedules or supporting information), including, without limitation, any consolidated, combined and unitary return, information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party Interest” means any capital stock, limited partner interest, general partner interest, membership interest, unit or other equity or similar interest in a Cellular Entity owned by any Person other than the SICC or any Affiliate of SICC.

“Threatened” means a claim, proceeding, dispute, action, or other matter, if any demand or statement has been made (in writing) or any notice has been given (in writing) that would lead a prudent person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Tower(s)” means all communication towers (i) owned, leased or licensed by SICC or any Subsidiary, or for which such entity holds an easement, right of way or other right to use or (ii) used in the business of SICC or any Subsidiary, including, without limitation, those set forth on Schedule 2.30(a).

“Tower Documents” means each of the following with respect to each Tower Site: (i) a fully executed ground lease or, if applicable, a deed, (ii) chain of all applicable assignments or transfers of ground leases or, if applicable, deeds, (iii) a Phase I environmental site assessment report, (iv) a real property boundary survey (including, without limitation, all access and utility easements), (v) a 1A or 2C site survey, (vi) all easements and the chain of applicable assignments or transfers of such easements, (vii) written evidence of full compliance with NEPA, in a form reasonably acceptable to Buyer (including, without limitation, letters from applicable governmental authorities assessing any effects on fish and wildlife and on sites within the jurisdiction of any federal or state historic preservation authority), (viii) title reports, commitments or policies of SICC’s or Subsidiary’s leasehold or fee simple interest, (ix) Tower site plans, Tower drawings, and foundation plans, (x) all lease, license and sublease agreements whereby any third party uses or has the right to use any portion of the Tower Site, and (xi) final zoning approval or determination, conditional use permits, or a letter stating that no zoning was required and the basis thereof.

“Tower Site” has the meaning set forth in Section 2.30.

“Unresolved Item” has the meaning set forth in Section 1.4(b).

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the day and year first above written.

SOUTHERN ILLINOIS CELLULAR CORP.		ALLTEL COMMUNICATIONS, INC.

By:	/s/ Terry Addington	By:	/s/ Kevin Beebe

Title:	Chief Executive Officer	Title:	Group President – Operations

SHAREHOLDERS:

Crosslink Wireless, Inc.

By:	/s/ George Rawlinson

Title:	President

Egyptian Communication Services, Inc.

By:	/s/ Kevin J. Jacobsen

Title:	Executive Vice President

Hamilton County Communications, Inc.

By:	/s/ Robert Thomason

Title:	General Manager

HTC Holding Co.

By:	/s/ H.R. Gentsch

Title:	President and Chief Executive Officer

MJD Services Corp.

By:	/s/ Eugene B. Johnson

Title:	Chief Executive Officer

Shawnee Communications, Inc.

By:	/s/ James T. Coyle

Title:	President

Wabash Independent Networks, Inc.

By:	/s/ David R. Grahn

Title:	General Manager/EVP